As Filed With the Securities and Exchange             Registration No. 333-56936
  Commission on April 20, 2001



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           SECOND STAGE VENTURES, INC.
                 (Name of Small Business Issuer in its Charter)

         Nevada                           7990                   98-0233859
     (State or Other                (Primary Standard           (IRS Employer
     Jurisdiction of            Industrial Classification       Identification
Incorporation or Organization)        Code Number)                  Number)


                           92 Welk Lane, Windward Road
           Providenciales, Turks & Caicos Islands, British West Indies
                                 (649) 231-2250
              (Address and Telephone Number of Principal Executive
                    Offices and Principal Place of Business)

                                   Blair Mills
                            22394 Laveneder Bell Lane
                            Woodland Hills, CA 91367
                                 (818) 704-5210
                          (Name, Address and Telephone
                          Number of Agent for Service)


Approximate Date of Proposed Sale to the Public: From time to time on a continuous basis, after the effective date of this Registration Statement, until September 1, 2001.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Title of Each Class of                        Proposed Maximum    Proposed Maximum
Securities to Be            Amount to Be     Offering Price per  Aggregate Offering         Amount of
Registered                   Registered           Share (1)           Price (1)           Registration Fee
------------------------------------------------------------------------------------------------------------
Common Stock,
$0.01 par value                5,000,000          $0.10              $500,000            $125.00
------------------------------------------------------------------------------------------------------------
Total registration fee                                                                   $125.00
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

Preliminary Prospectus                Subject To Completion Dated April 20, 2001


                           SECOND STAGE VENTURES, INC.

                                5,000,000 SHARES
                                  COMMON STOCK

We are offering and selling 5,000,000 shares of our common stock at an offering price of $0.10 per share. We anticipate that our officers and directors will offer and sell these shares in a direct public offering. If the officers and directors are unable to sell the shares within 120 days of the effective date of our registration statement on Form SB-2, we reserve the right to employ brokers or registered agents to place the shares and pay sales commissions of up to 10% of the sale price. This is the initial public offering of our common stock, and no public market currently exists for the shares. The offering described in this prospectus is on a best efforts with no minimum basis. The offering will be conducted on a continuous basis until September 1, 2001, when this offering will be closed. In connection with this offering, there is no minimum purchase requirement and no arrangement to place funds in an escrow, trust, or similar account.

The shares we are offering involve a high degree of risk. See "Risk Factors" at page 3.

No national securities exchange or the NASDAQ stock market lists our securities. We intend to apply for listing of our common stock for quotation on the National Association of Securities Dealers' Over The Counter Bulletin Board (OTCBB). Whether we qualify for listing on the OTCBB will be determined by NASDAQ. We cannot assure you that our common stock will be quoted on the OTCBB or that a trading market for our common stock will ever exist.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                  The date of this prospectus is April 20, 2001

--------------------------------------------------------------------------------

Until the registration statement we have filed with the SEC becomes effective, we cannot sell or accept any offers to buy the shares. No one has been given authority to give any information or to make any representation that is not in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

                                TABLE OF CONTENTS

                                                                                                               Page
PROSPECTUS SUMMARY.............................................................................................1
RISK FACTORS...................................................................................................3
USE OF PROCEEDS...............................................................................................10
PLAN OF OPERATION.............................................................................................11
DETERMINATION OF OFFERING PRICE...............................................................................12
DILUTION......................................................................................................12
PLAN OF DISTRIBUTION..........................................................................................13
LEGAL PROCEEDINGS.............................................................................................14
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS..................................................14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................................................16
DESCRIPTION OF SECURITIES.....................................................................................16
INTEREST OF NAMED EXPERTS AND COUNSEL.........................................................................16
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
    LIABILITIES...............................................................................................17
LIABILITIES...................................................................................................17
DESCRIPTION OF BUSINESS.......................................................................................17
GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.................................................................22
EMPLOYEES.....................................................................................................24
AVAILABLE INFORMATION AND REPORTS TO SECURITIES HOLDERS.......................................................24
MANAGEMENT'S DISCUSSION AND ANALYSIS and PLAN OF OPERATION....................................................27
DESCRIPTION OF PROPERTY.......................................................................................29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................................29
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................................................30
EXECUTIVE COMPENSATION........................................................................................30
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
    FINANCIAL DISCLOSURE......................................................................................31
FINANCIAL STATEMENTS..........................................................................................31
PART  II  -  INFORMATION  NOT  REQUIRED  IN  PROSPECTUS.......................................................II-1
INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................................................................II-1
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION...................................................................II-1
RECENT SALES OF UNREGISTERED SECURITIES.......................................................................II-1
EXHIBITS......................................................................................................II-2
UNDERTAKINGS..................................................................................................II-3
SIGNATURES....................................................................................................II-4

     Until May 15, 2001 (25 days after the  commencement of this offering),  all
dealers  that  effect   transactions  in  these   securities,   whether  or  not
participating in this offering, may be required to deliver a prospectus.

                               PROSPECTUS SUMMARY

                           SECOND STAGE VENTURES, INC.

We, Second Stage Ventures, Inc., are a Nevada corporation in the development stage. We are in the process of developing our business and have no material revenues from our operations. We have one wholly owned subsidiary, EasyTrivia.com., Inc., a Washington corporation which maintains an office in Bellingham, Washington which primarily operates from Vancouver, British Columbia, Canada. See "Description of Business."

"We," "us" and "our" collectively refer to Second Stage Ventures, Inc. and EasyTrivia.com., Inc. Sometimes we will refer to EasyTrivia.com., Inc. as "our subsidiary" in this prospectus.

Our business strategy is to develop and launch an entertainment website that features a unique trivia game show format and to license our game show technologies to other Internet websites. As of April of 2001, our subsidiary has spent almost one year creating software prototypes with the assistance of a contracted programmer and a web design team. Our software for the EasyTrivia Game Show, as available on our website, is presently unique compared with other entertainment websites in that it:

     o enables users to quickly interface with our website through a proprietary speed dial function;

     o uses a virtual host named "Boris Smirnoff" who offers dialogue during the game show; and

     o contains game formatting that may allow a contestant to win a cash prize after answering up to a maximum of twenty-six questions in competition with other users.

We are in the process of developing our website, which is located at www.easytrivia.com. We are also in the process of developing technology related to our Internet game show, the EasyTrivia Game Show. Our EasyTrivia Game Show is presently functional, however, we have not yet awarded any cash prizes to contestants and we will be unable to do so until we obtain additional financing or additional sources of revenue. See "Management's Discussion and Analysis."

We believe that our online EasyTrivia Game Show, featuring opportunities to answer easy trivia questions in an interactive format for prizes, will appeal to Internet users and to advertisers. We intend to generate revenues by selling advertising and sponsorships on our website and by licensing our game show format to other websites.

We also intend to develop entertainment software for the Internet that we can license to others, including organizations that may be looking to add new forms of entertainment to their websites. We plan to develop software that will allow contestants to compete against each other for prizes in an interactive setting. We believe that our software, when developed and launched, will allow us to attract several unique visitors to our website each day and in doing so we believe that we will be able to generate revenue from advertising and from sponsors who will pay us to establish an advertising presence on our website.

Throughout this prospectus, the term "unique user" or "unique visitor" means a separate individual user, as that term is commonly used in the Internet advertising businesses with which we intend to do business. We intend to obtain revenues from advertisers who will pay us fees based on our ability to present them with a large audience of unique website users.

On a consolidated basis, as of December 31, 2000, our company had total assets of $53,380, consisting of cash of $6,374, software development costs of $31,950 and goodwill of $15,056. On a consolidated basis, as of December 31, 2000, we had total liabilities of $151,694 (which were all current liabilities)
consisting of accounts payable and accrued liabilities of $26,694 and notes payable of $125,000. On a consolidated basis, we had a net loss for the fiscal three-month period ended December 31, 2000 in the amount of $91,726 or a basic and diluted loss per common share of $0.09.

We anticipate that we will incur an additional $10,000 in software development costs in addition to the $15,975 that will be paid to Niche Enterprises upon successfully completing the web design software for which we have contracted. We believe at least $5,000 of this $10,000 projected sum will be incurred in relation to the development of a Macromedia Flash version of the EasyTrivia Game Show.

Our corporate name, address and phone number:


                           Second Stage Ventures, Inc.
                           92 Welk Lane, Windward Road
                 Providenciales, Turks & Caicos Islands, B.W.I.
                                 (649) 231-2250

THE OFFERING

This offering is a direct public offering to be conducted by our officers and directors on a best efforts with no minimum basis. This is the initial public offering of our common stock, and no public market currently exists for the shares. The shares offered under this prospectus have been registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form SB-2. If our officers and directors are unable to place the offering within 120 days of the effective date of our registration statement on Form SB-2, we may retain NASD-licensed broker-dealers or similar registered agents to place the shares on the terms described under the caption "Plan of Distribution." We may pay NASD-licensed broker-dealers or similar registered agents commissions of up to 10% of the gross proceeds received from the sale of shares they place.

      Price Per Share Offered:                         $0.10

      Common Stock Offered by Us:                      5,000,000 shares

      Common Stock Outstanding Prior to                1,000,000 shares
        Offering:

      Common Stock Outstanding After                   6,000,000 shares
        Offering*:

          *    Assumes sale of all shares offered


USE OF PROCEEDS

We expect to use substantially all of the net proceeds for organizational purposes and to complete development of and to determine the feasibility of marketing our website and our entertainment products, including the EasyTrivia Game Show, to an Internet-based audience.

We intend to use at least $50,000 of the net proceeds from this offering to repay two shareholder loans extended to us by our sole shareholder, president and director, Ms. Zennie Morris. If we sell the maximum number of shares available under this prospectus, we may use up to an additional $110,000 for the repayment of a related-party promissory note. See generally "Use of Proceeds" set forth below.

There can be no assurance that there will be any proceeds from this offering and it is possible that this offering will raise no or only nominal proceeds.

We have estimated our use of the anticipated net proceeds of this offering in the section of this prospectus titled "Use of Proceeds" set forth below.

     Information contained on our website is not a part of this prospectus.

                                  RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock.
Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment.

Risks Related To Our Business and Operations

     We are an under funded start-up business and we have no significant history of operations.

We were only recently formed and we do not have any revenues from operations. Without the proceeds from this offering, we will not be able to execute our business strategy and there is substantial doubt that we could continue as a going concern. There can be no assurance that there will be any proceeds from this offering and it is possible that this offering will raise only nominal proceeds. We have been initially funded by debt financing in the form of three promissory notes in an aggregate amount of $150,000. These notes are demand
promissory   notes.   We   are  a   development   stage   company   and  we  are
undercapitalized.

     Even if this offering is successful, we will only be able to attract users to our website if we have sufficient advertising revenues to offer cash prizes.

While we anticipate that if this offering is successful we will be able to develop our business plan, we anticipate that we will only be able to offer cash prizes to users of the EasyTrivia Game Show if and when we receive significant advertising revenues. Advertisers will only pay us revenues in proportion to the number of unique users that our website and software-based game attract. That is, we will only be able to generate revenues based on the numbers of new users that visit our website and based on the total audience of Internet users our website develops. We believe that we will be able to attract a variety of users to our website and thereby present an attractive "target" or captive audience to advertisers. There can be no assurance, however, that we will develop such an audience or that if we do, advertisers will find such an audience attractive or that they will agree to pay us fees to advertise on our website.

We anticipate that we will use the proceeds of this offering, if any, for the development of our business. We intend to use advertising revenues, if any, to allow us to fund cash prizes for the EasyTrivia Game Show. Our EasyTrivia Game Show is operational but we have not as of yet paid any cash prizes to visitors to our website.

There can be no assurance that we will successfully raise the financing required to fund our operation or continue as a going concern. If we are unable to raise sufficient financing to fund our business strategy, you may lose your entire investment in the shares offered under this prospectus.

     There can be no assurance that a business model such as ours which is dependent on advertising will prove to be viable or that our budget will be sustainable on that account.

There can be no assurance that Internet-based businesses such as ours will be able to generate significant revenues from advertising. Our investors face a significant risk that we may be unable to obtain material advertising revenues and will thereby be unable to execute our business plan. Additionally, as the Internet advertising business is a relatively new industry, we are uncertain of all of the potential costs that our business may incur, and such costs may exceed our current budget. We believe that our business plan will require us to build brand recognition and develop methods to direct traffic to our site as a means of enabling us to sell advertising or licensing rights. This may require expensive media advertising and promotional techniques and there can be no assurance that we will have sufficient revenues from advertising to support these endeavors.

     Our revenue model may prove to be unfeasible.

The Internet advertising industry is fairly new with unproven returns and many unknown factors, which may adversely impact our business. Several companies with similar business concepts of earning revenues from internet advertising and using entertainment to attract visitors have proved to be commercially unsuccessful. Several of these companies have changed their business strategies, closed their websites and/or liquidated their business. Our revenue model may prove unfeasible. If our revenue model proves unsuccessful or we fail to adapt to the changes that have impacted Internet-based businesses (such as lower prices for banner ads), we may be unable to generate sufficient revenues to be commercially successful. We may be unable to diversify revenue streams in any meaningful fashion and may never be profitable.

     We have incurred losses since our inception on September 1, 2000 and we expect losses to continue for the foreseeable future.

We are in the extreme early stages of development and could fail before implementing our business strategy. We are a "start up" venture that will incur net losses for the foreseeable future. Since our inception through December 31, 2000, we have incurred net losses of $108,314. Our net loss for the fiscal three months period ending December 31, 2000 was $91,726. We will incur additional expenses and losses before becoming profitable, if we ever become profitable. We and our subsidiary were recently formed, and we have not earned any material amount of revenues from our operations. We have no meaningful historical financial data upon which to base our planned operating expenses or losses. As a result of our limited operating history, it is difficult to accurately forecast our potential revenue. In order to become profitable, we must:

     -    execute on our business model;
     -    attract and retain users;
     -    create brand recognition;
     -    complete the development of our EasyTrivia Game Show;
     -    create a customer base cost-effectively;
     -    access additional capital when required; and
     -    attract and retain key personnel.

We cannot be certain that our business model will be successful or that it will successfully address these and other challenges, risks and uncertainties. If we fail to successfully meet these challenges, we will likely never become profitable.

     We may be forced to sell all or a portion of our subsidiary to Brad Rudover, a director of our company, in January 2002, which would deprive us of our core business.

We acquired our sole subsidiary pursuant to a share purchase agreement and a financing agreement. The financing agreement requires us to make cash advances to our subsidiary at certain times in the calendar year 2001. Under the terms of these agreements, as amended, if our subsidiary has cumulative cash revenues of $390,000 on December 31, 2001, Brad Rudover may exercise an option to acquire 98 shares of our subsidiary's common stock (which constitutes 49% of the outstanding stock of our subsidiary) at a price of one dollar per share on or before January 15, 2002. In addition, if on December 31, 2001, our subsidiary has cumulative cash revenues of $390,000 and we fail to make an advance of $100,000 by January 15, 2002, Brad Rudover, one of our directors, has been granted the option to purchase in aggregate, all of the issued and outstanding shares of our subsidiary for approximately $200 on or before January 31, 2002. Our business development will occur primarily in the effort to develop entertainment software and our website and thus we anticipate that we will build most of the value of our business in our subsidiary. If we fail to meet our obligations under the financing agreement and Brad Rudover exercises his option to reacquire our subsidiary from us, we will lose our only operating subsidiary and it would be unlikely that we could continue as a going concern.

     Our anticipated budget to fund our plan of operations for the next twelve months may prove to be inaccurate.

We currently anticipate that we will incur the following expenses over the next twelve-month period: $28,000 for accounting and legal fees, $54,000 for consulting fees, $24,000 for marketing and advertising expenses, $48,000 for website development; $6,000 for rent and telephone expenses and $6,000 for miscellaneous additional operating expenses. These expenses total $166,000 for the twelve-month period. We cannot assure you that these budgeted expenses are reasonable or accurate in light of the unknown risks and delays that are likely to face our company. Any deviation from our budget for our plan of operations is likely to have a material adverse effect on our current plans and anticipated results of operations.

     Sweepstakes regulations may limit our ability to conduct sweepstakes or limit the ability of users to participate in our game show that could have a material adverse effect on our business.

The sweepstakes industry is subject to extensive regulation on the local, state and national levels, regardless of whether promotions are conducted online or offline. We intend to complete a review of applicable law to structure our EasyTrivia game to comply with applicable law and to obtain licenses and applicable regulatory approval related to our game and website. We do not intend to undertake this review until we obtain sufficient financing to complete this review. We estimate that the initial regulatory review will cost approximately $5,000. There can be no assurance that the cost of such review and compliance with applicable regulations will not materially exceed such estimates.

Congress and many state attorneys general and legislatures recently have announced regulatory initiatives aimed at the sweepstakes industry and at promotional websites. The publicity generated by these initiatives may adversely affect demand for our services. Our inability to comply with applicable sweepstakes regulations may have a material adverse affect on our business, results of operations and financial condition. Additionally, the Internet is a new medium for sweepstakes, and it is difficult to predict how existing laws and regulations will be interpreted. See "Business--Government Regulation and Legal Uncertainties."

     We will face competition from numerous Internet entertainment sites and our competitors include companies with established websites with substantial user traffic and substantially greater resources than us.

We will compete with other Internet entertainment websites and may not achieve the customer base necessary to become profitable. Our future revenues and profits, if any, will depend upon the widespread acceptance and use of the Internet as a form of entertainment.

Sufficient numbers of Internet users may not choose to visit our website and we may not attain the user base that will be necessary to attract sufficient advertising and sponsorship of our EasyTrivia Game Show and website. We may never obtain sufficient numbers of contestants or visitors necessary to establish a customer base to be commercially successful. We must establish a customer base in order to sell advertising, information, promotional sponsorships and we must develop a strong customer following in order to license our trivia game technologies to others. Even if the use of the Internet and other electronic media continues to increase, the online game show and entertainment industry may fail to show development or growth. These varying factors may also adversely affect how other websites view our software and there may be no interest in using the software that our subsidiary intends to develop should these or other events occur. There can be no guarantee that we will successfully market and promote our software and website.

Certain of our competitors, including Iwon.com, LuckySurf.com, FreeLotto.com and Uproar.com have developed large and functional websites. Our competitors have greater Internet traffic and greater financial backing and resources than us. For example, Iwon.com, an Internet portal that offers a $10,000 prize each day to its users, advertises that it attracts almost 9,000,000 unique visitors per month. Uproar.com, which offers prizes to contestants as an incentive to visit the website, attracts nearly 12,000,000 unique visitors per month according to information reported by Media Metrix regarding the top 50 websites of February, 2001. FreeLotto.com advertises that it offers users the chance to win a $1,000,000 prize. These companies now have and may continue to have better access to capital and financial means than we do.

Many of our potential competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we currently possess. In addition, other entertainment Internet businesses may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies as use of the Internet and other electronic services increases. Competitors have and may continue to adopt aggressive promotional and prize policies and devote substantially more resources to website and systems development than us. Increased competition may result in our inability to generate commercially profitable operating margins and market share.

     If our offering raises only a nominal amount of funds investors who have purchased our shares may be invested in a company that is unable to engage in its business plan.

We are undertaking a best efforts, no minimum offering of our common shares and there can be no assurance that we will raise any material amount of net proceeds from this offering. If we are able to sell only a small portion of our common shares described in this prospectus, we will raise only a nominal amount of funds. In that event, investors who have purchased our shares may have invested in a company that is unable to carry out its business plan. Early investors in our common shares face a greater risk than investors who purchase our common shares later in the offering.

     Our reliance on advertising as a significant source of revenue may place our business at risk.

Companies engaged in the business of offering Internet sweepstakes and entertainment websites have been adversely affected by an industry-wide slow down that has affected technology and Internet-based business since the last half of 2000. Some of our competitors have closed their operations for reasons ranging from lack of investment capital, equipment failures, and failure to generate sufficient revenues from advertising. Furthermore, business models that depend on advertising revenues have been adversely affected by market downturns in recent months. Advertising may not prove to be a method that can reliably generate revenues that are greater than our business expenses for extended periods of time. For example, FreeLiveBingo.com, and Freeinternet.com, two comparatively well-known private companies, have all suspended their business operations or liquidated their businesses in recent months.

     Government   regulation  of  the  Internet  could   adversely   affect  our
     profitability.

Existing or future legislation could limit growth in use of the Internet, which would curtail our revenue growth. Any new regulation of Internet commerce could damage our business, affect the profitability and perhaps the viability of our business plan, and cause the price of our common stock to decline. Regulation could prove to be burdensome, and impose significant additional costs on our business or subject it to additional liabilities. Regulation is likely in the areas of user privacy, content, entertainment gaming restrictions and quality of services. Laws and regulations applying to the solicitation, collection, or processing of personal or consumer information could limit our activities. In addition, any regulation imposing fees for Internet use could result in a decline in the use of the Internet and the viability of Internet commerce, which could have a material adverse effect on our business, results of operations, and financial condition.

We cannot be certain that our attempts, or those of our consumers, to comply with laws and regulations in this area are or will be deemed sufficient by the appropriate regulatory agencies. Enforcement actions by any of these regulatory agencies can result in civil and criminal penalties, an injunction to stop or modify certain marketing methods, seizure of our assets.

We cannot promise that we will be able to comply with any existing or future laws, regulations, interpretations or applications without incurring significant costs or adjusting our business model.

     New taxation could adversely affect our profitability.

The United States or other local or foreign jurisdictions may seek to impose sales tax collection obligations on us for our advertising sales over the Internet. If one or more states or any foreign country successfully asserts that we should collect sales tax or other taxes on advertising dollars generated or on cash prizes, it could prevent our business from growing or expose our business and operations to unanticipated liabilities. Taxation of Internet use, or other charges imposed by government agencies or by private organizations for accessing the Internet, may also be imposed on us without our consent or action. Customers may not be willing to pay the higher prices necessitated by a tax, or may choose to purchase products from a company that is not subject to the tax. Any taxation could cause us a loss of customers and would diminish the likelihood of achieving our goal to become profitable.

     We may experience capacity constraints and system development delays that could damage our customer relations or inhibit our possible growth.

Our success and ability to provide both an interesting website that attracts users and high quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems. We also intend to rely on the computers and communication systems of third party vendors to operate our website. Our success also depends upon our own abilities and our vendors' abilities to rapidly expand network infrastructure without any systems interruptions in order to accommodate any significant increases in use of our service. We are working with Peer1 Networks Inc. (formerly ColoBrokers.com) of Vancouver, British Columbia to provide Internet connectivity for our server. We believe that the Peer1 Networks firm will be able to provide us with the appropriate services to allow us to operate our website and our EasyTrivia Game Show. However, we cannot assure you that this will be the case. We may have an equipment failure that will contribute to a loss of connectivity which may, in turn, result in our website being inaccessible to Internet users. We are now and will be for the foreseeable future, largely dependent on the technical facilities of third parties. Any disruption or failures by our vendors will adversely affect our business, operations, and attendant financial condition.

     Our ability to adapt our management systems and controls quickly may depend on the availability of certain employees or contractors.

We expect that many of our software systems and our vendors' software systems may be custom-developed and that our vendors and we may rely on employees and certain third-party contractors to develop and maintain these systems. If certain of these employees or contractors become unavailable, our vendors and we may experience difficulty in improving and maintaining these systems. Furthermore, we expect that we and our vendors may continue to be required to manage multiple relationships with various software and equipment vendors whose technologies may not be compatible, as well as relationships with other third parties to maintain and enhance their technology infrastructures. Our failure and our vendors' failure to achieve or maintain high capacity data transmission and security without system downtime and to achieve improvements in our respective transaction processing systems and network infrastructure could adversely affect our business and results of operations.

     Our commercial viability depends on our ability to successfully develop our EasyTrivia Game Show and website and to successfully attract and retain users with demographic characteristics valuable to advertisers.

Our commercial viability depends upon our ability to develop and commercialize our EasyTrivia Game Show and website and our ability to successfully attract and retain users with demographic characteristics valuable to the various advertisers and advertising agencies. We cannot assure you that our products and services will be attractive enough to a sufficient number of Internet users to generate advertising revenues or that we will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a sufficient number of users to our website within the demographics desirable to potential advertisers and advertising agencies.

Internet users can freely navigate and instantly switch among a large number of Internet sites, many of which offer competitive entertainment products and services, making it difficult for us to distinguish our product offerings and attract users. In addition, many other Internet sites offer very specific, highly targeted single interest event media that may have greater appeal than the general trivia entertainment that will be offered on our website. If we are unable to develop original and compelling Internet-based entertainment in a manner that allows us to attract, retain and expand a loyal user-base targeted by advertisers and advertising agencies, then we will be unable to generate sufficient advertising or subscription revenues, and our business, financial condition and operating results will be materially adversely affected.

     Our ability to generate revenues will depend upon advertisers' acceptance of the Internet as an advertising medium and upon the use of the Internet by consumers.

Use of the Internet by consumers is at a very early stage of development and market acceptance of the Internet as a medium for information, entertainment, commerce and advertising is subject to a high level of uncertainty. We believe that our success depends upon our ability to obtain significant revenues from our Internet operations, which will require the development and acceptance of the Internet as an advertising medium. We believe that most advertisers and advertising agencies have limited experience with the Internet as an advertising medium and neither advertisers nor advertising agencies have devoted a significant portion of their advertising budgets to Internet-related advertising to date. In order for us to generate advertising revenues, advertisers and advertising agencies must direct a portion of their budgets to the Internet as a whole, and specifically to our website. There can be no assurance that advertisers or advertising agencies will be persuaded, or able, to allocate or continue to allocate portions of their budgets to Internet-based advertising, or if so persuaded or able, that they will find Internet-based advertising to be more effective than advertising in traditional media such as television, print or radio, or in any event decide to advertise on our Internet sites. Moreover, we cannot assure you that the Internet advertising market will develop as an attractive and sustainable medium that we will achieve market acceptance of our products or that we will be able to execute our business strategy successfully.

Acceptance of the Internet among advertisers and advertising agencies will also depend on the level of use of the Internet by consumers, which is highly uncertain, and on the acceptance of the alternative new model of conducting business and exchanging information presented by the Internet. Advertisers and advertising agencies that have invested resources in traditional methods of advertising may be reluctant to modify their media buying behavior or their systems and infrastructure to use Internet based advertising. Furthermore, no standards to measure the effectiveness of Internet based advertising have yet gained widespread acceptance, and we cannot assure you that such standards will be adopted or adopted broadly enough to support widespread acceptance of Internet-based advertising. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, our business, financial condition and operating results will be materially adversely affected and we may cease to be a commercially viable enterprise.

Investment Related Risks

     Our common stock has no prior trading market, no market may exist for our common stock and prices may decline after the offering.

There is no public market for our common stock and no assurance can be given that a market will develop or that any shareholder will be able to liquidate his, her, or its investment without considerable delay, if at all. If a trading market should develop, the trading market price of our common stock may decline below the offering price and the price may be highly volatile. In addition, an active public market for our common stock may never develop or be sustained. Factors such as those discussed in this "Risk Factors" section may have a significant impact on the market price of our common stock. If our stock trades at a low price, many brokerage firms may not be willing to effect transactions in shares of our common stock under any circumstance. Even if a purchaser finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes (if any) and other selling costs may exceed the selling price. Furthermore, many lending institutions will not permit the use of our common stock as collateral for loans. Thus, a purchaser may be unable to sell or otherwise realize the value invested in our common stock.

     Investors may face significant restrictions on the resale of our common stock due to state blue-sky laws.

Because shares of our common stock have not been registered for resale under the blue sky laws of any state, the holders of shares and those persons desiring to purchase them in any trading market that may develop in the future should be aware that there may be significant state blue sky law restrictions on the ability of investors to sell and on purchasers to buy our securities. Each state has its own securities laws, often called "blue sky laws," which limit sales of stock to a state's residents unless the stock is registered in that state or qualifies for an exemption from registration, and such laws govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction and the broker must be registered in that state, or in the alternative, the offer and sale of the security must be exempt from registration. We do not presently know whether our stock will be registered under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market makers for our common stock.

Accordingly, investors should consider the secondary market for our common stock to be a limited one. Investors may be unable to resell their holdings of our common stock, or may be unable to resell it without the significant expense of state registration or qualification.

     Investors may face significant restrictions on the resale of our common stock due to federal penny stock regulations.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." These rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities and Exchange Act of 1934, as amended. Because our common stock may constitute "penny stock" within the meaning of the rules, the rules would apply to us and any of our shares of common stock. The rules may further affect the ability of owners of our common shares to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include:

     - control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

     - manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

     - "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

     - excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

     - the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses. - You should not place undue reliance on forward-looking statements as they are inherently uncertain.

This prospectus contains forward-looking statements that involve risks and uncertainties which you should not place undue reliance upon. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by our company described in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS

The net proceeds to us from the sale of the 5,000,000 shares of common stock offered under this prospectus at an assumed initial public offering price of $0.10 per share are estimated to be $423,375. We expect to use the net proceeds as follows:



                                     25%                50%                  75%                   100%
Purpose                         Subscription*       Subscription**      Subscription***        Subscription****
-------                         -------------       --------------      ---------------        ----------------
Gross Proceeds:                  $  125,000        $   250,000         $  375,000              $   500,000

Offering Costs:
Organizational Purposes          $      625        $       625         $      625              $       625
Legal / Accounting               $   75,000        $    75,000         $   75,000              $    75,000
Printing Costs                   $    1,000        $     1,000         $    1,000              $     1,000

Net Proceeds:                    $   48,375        $   173,375         $  298,375              $   423,375

Use of Net Proceeds:

Website & Game Show              $   23,375        $    73,375         $  173,375              $   163,375
  Development:
Operational Overhead             $   25,000        $    50,000         $   50,000              $    50,000
  Expenses
Repayment of Shareholder         $        0        $    50,000         $   50,000              $    50,000
  Loans
Working Capital                  $        0        $         0         $   50,000              $    50,000
Repayment of Lindlay Equity                                                                    $   110,000
  Fund Note:
                                -------------       --------------      ---------------        ----------------
           Total                 $   48,375        $   173,375         $  298,375              $   423,375

*    Assumes the sale of 25% of our shares offered through this prospectus.

**   Assumes the sale of 50% of our shares offered through this prospectus

***  Assumes the sale of 75% of our shares offered through this prospectus.

**** Assumes the sale of 100% of our shares offered through this prospectus.


Our management believes that the planned use of proceeds from this offering is reasonable in light of our projections and project commitments. We cannot assure you however that the offering will be fully subscribed or that the actual expenditures for each of the described expenditures will be as planned or that such costs will not exceed management's estimated budget. There can be no assurance that there will be any proceeds from this offering and it is possible that this offering will raise only nominal proceeds. Our management based these projected costs on our company's past discussions and negotiations with potential third party service providers, public disclosure of our competitors of their historical costs for similar operations, our discussions with consultants, our planned business activities and our management's experience. Actual expenditures will depend on a number of factors, some of which are beyond our control, including, but not limited to:

     o    timing of changes to our website;

     o our ability to generate revenue from advertising, sponsorships and other revenues;

     o    the availability of additional financing on acceptable terms;

     o reliability of the assumptions of our management in estimating costs and timing;

     o    certain economic and industry factors;

     o the time expended by consultants and professionals and fees associated with developing strategic relationships related to our business plan;

     o    our ability to enter into strategic relationships with third parties;

     o    the success of our development of the EasyTrivia Game Show;

     o    the prizes we award to winner of the EasyTrivia Game Show

     o the growth of our operations and administration to support such growth; and

     o    our ability to attract visitors to our website.

You should not place undue certainty in our management's assessments and projections. If the actual expenditures for such costs exceed the estimated costs or if we are incapable of generating revenues from our operations, we will be required to raise additional financing earlier than anticipated or to defer certain expenditures.

We issued a $100,000 promissory note to Lindlay Equity Fund that bears a 12% annual interest rate that contains a demand feature exercisable on or after September 15, 2001. As of April 12, 2001, the accrued and unpaid interest on the Lindlay Note totaled $6,871. We do not expect to use any of the anticipated proceeds from this offering for the payment of the Lindlay Note unless the maximum number of shares are sold in this offering, in which case we intend to repay the Lindlay Note in its entirety. If the maximum number of shares are sold in this offering, we intend to use $110,000 of the proceeds to repay the Lindlay Note.

Under the terms of a letter of acknowledgement from Lindlay dated March 7, 2001, Lindlay has agreed not to demand payment on the note before September 15, 2001. If the maximum number of shares is not sold in this offering, we may have to seek an amendment to the Lindlay Note or we may have to rely on revenue from operations, if any, to repay the Lindlay Note on a timely basis. If we are unable to generate material revenues from operations of if our offering is not successful we will be unable to repay the Lindlay Note on time and our business would be materially adversely effected.

Management presently anticipates that, in the event that only 2,500,000 of the shares offered hereby are sold in this offering, $50,000 of the net proceeds from this offering will be used to retire two promissory notes which do not bear interest but which have a face value in aggregate of $50,000. These are loans that we obtained from our shareholder and director Ms. Zennie Morris to finance organizational expenses. We were advanced $25,000 under the first promissory note, which is dated October 24, 2000 and we were advanced $25,000 under the second promissory note, which is dated January 12, 2001. The proceeds of this financing arrangement have been used as working capital to fund organizational expenses and as payment towards legal and accounting expenses related to our registration of common shares under the Securities Act of 1933, as amended.

None of the proceeds will be used to purchase equipment or any other assets or services from any officers, directors or controlling shareholders of Second Stage Ventures, Inc. or our subsidiary, EasyTrivia.com., Inc., except as described in "Related Party Transactions."

Funds not required for our immediate needs will be retained in interest bearing accounts and investments in commercial financial institutions until required.

                                PLAN OF OPERATION

Our management has developed a plan of operation for the twelve-month period commencing May of 2001 and ending April, 2002, which is consistent with management's anticipated use of proceeds. See "Use Of Proceeds." We currently anticipate that we will incur the following expenses over the period from May of 2001 to April of 2002: $28,000 for accounting and legal fees, $54,000 for consulting fees, $24,000 for marketing and advertising expenses, $48,000 for website development; $6,000 for rent and telephone expenses and $6,000 for miscellaneous additional operating expenses. Our total budget to fund our plan of operation for the twelve-month period ending April, 2002, is $166,000. This budget is with respect to our anticipated operation costs and does not include the repayment of shareholder loans or the Lindlay Note discussed elsewhere in this prospectus. See generally "Use of Proceeds."

We cannot assure you that our actual expenses will be equal to these budgeted expenses. In the event actual expenses exceed our estimates, we will be required to raise additional financing or discontinue our operations. Our plan of operation budget is based on management's discussion with service providers and estimates based on management's experience with similar companies.

                         DETERMINATION OF OFFERING PRICE

Our common shares offered by this prospectus are being offered at a price of $0.10 per share. The price at which the shares are being offered has been determined arbitrarily by us alone and bears no relationship to our earnings; our asset value, our book value or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of our securities.

We have determined the quantity and price of shares to be offered only with reference to the capital structure of the company that will exist after the successful sale of all of the shares registered in our offering. We have attempted to keep in mind, as a form of measurement, the absolute amount of shares to be offered as they relate to the number of shares held by insiders. We have taken into consideration the fact that we may offer additional shares for sale to raise additional capital in the future. No federal or state agency has made any finding or determination as to the merits, fairness or suitability for investment of the shares, nor has any independent third party, such as an investment banking firm or other expert in the valuation of businesses or securities, made an evaluation of the economic potential of our company or our business. Consequently, an investment in our shares of common stock should only be made by prospective investors who, either directly or through their own professional advisors, have the financial and business knowledge and experience to meaningfully evaluate the merits and risks thereof. Potential investors are urged to seek and obtain independent analysis of our company and its proposed business operations before making an investment in the shares offered by this prospectus.

                                    DILUTION

Our net tangible book value deficiency on a consolidated basis on December 31, 2000 was ($113,370) or ($0.11) per share. "Net tangible book value" is total assets minus the sum of liabilities and intangible assets. "Net tangible book value per share" is net tangible book value divided by the total number of shares outstanding before the offering.

After giving effect to adjustments relating to the offering on a proforma consolidated basis, our book value on December 31, 2000 would have been
$(64,995) or ($0.029) per share if 25% of the shares offered under this prospectus were sold, $35,005 or $0.010 per share if 50% of the shares offered under this prospectus were sold, $160,005 or $0.034 per share if 75% of the shares offered under this prospectus were sold and $285,005 or $0.047 per share if the maximum number of shares described in this prospectus were sold. To make these calculations, we have assumed the repayment of the October 24, 2000 shareholder loan. Additional assumptions made to determine pro forma consolidated net tangible book value per share (described below) are the following:

     o An increase in total assets to reflect the net proceeds of the offering as described under "Use of Proceeds" based on the public offering price of $0.10 per share less the $25,000 repayment to Zennie Morris, our sole shareholder, for the $25,000 she advanced to the company on January 12, 2001.

     o The addition of 25%, 50%, 75% and 100% of the number of shares offered by this prospectus, respectively, to the number of shares outstanding.

The following discussion illustrates the pro forma increase in net tangible book value of $0.10 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

     Offering price per share $0.10

     Net tangible book value per share as of December 31, 2000: ($0.11)

     Increase in net tangible book value per share attributable to the offering:

       If 25% of the offering is sold                 $0.081
       If 50% of the offering is sold                 $0.120
       If 75% of the offering is sold                 $0.144
       If 100% of the offering is sold                $0.157

     Pro forma net tangible book value per share as of December 31, 2000 after giving effect to the offering:

       If 25% of the offering is sold                ($0.029)
       If 50% of the offering is sold                 $0.010
       If 75% of the offering is sold                 $0.034
       If 100% of the offering is sold                $0.047

     Dilution per share to new investors in the offering:

       If 25% of the offering is sold                 $0.129
       If 50% of the offering is sold                 $0.090
       If 75% of the offering is sold                 $0.066
       If 100% of the offering is sold                $0.053

     The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share based on an offering price of $0.10 per share for the shares offered hereby.

                                                                            Total Cash Consideration
                                                                            ------------------------
                        Shares Number       Purchased Percent          Paid Amount         Price per Share
                        -------------       -----------------          -----------         ---------------
Existing
  Stockholder            1,000,000               100.0%                 $ 10,000                $0.01

New Investors
   If 50% Sold           2,500,000                71.43%                $250,000                $0.10
   If Maximum Sold       5,000,000                83.33%                $500,000                $0.10


                              PLAN OF DISTRIBUTION

We will sell a maximum of 5,000,000 shares of our common stock to the public on a best efforts with no minimum basis. No public market currently exists for shares of our common stock. We intend to apply for listing of our shares for quotation on the NASD Over The Counter Bulletin Board. Our qualification eligibility will be determined by NASDAQ and there can be no assurance that we will qualify our shares for listing on the OTCBB.

At the present time we intend to attempt to sell the shares offered by this prospectus through the individual efforts of our officers and directors through direct selling efforts. Our officers and directors will not be paid any compensation in connection with the placement of any of our common shares. No underwriter or brokerage firm has agreed to act as underwriter of the shares offered hereby, and no such underwriter or broker has agreed to either buy any of the shares or sell any of them. The period of the offering will be from the effective date of the registration statement on Form SB-2, which we have filed in connection with the offering, until September 1, 2001.

There is no minimum number of shares that will be offered and no minimum number of shares that an investor must purchase. If our officers and directors are unable to sell the maximum number of shares within the offering period, we reserve the right to employ NASD-licensed broker-dealers or similar registered agents licensed in various states to sell the shares. In that event, we may pay commissions of up to 10% on all sales affected by registered brokers or agents. We currently have no intent to enage registered brokers or agents in connection with this offering.

The officers and directors who will be involved in selling stock on this offering will be Ms. Zennie Morris, Mr. Blair Mills and Mr. Brad Rudover. We believe that Zennie Morris, Blair Mills and Brad Rudover, all associated persons of our company, will not be deemed to be acting as brokers as a result of their sale of shares on the offering as a result of the provisions of Securities and Exchange Commission Rule 3a4-1(a)(4)(ii) promulgated under the Securities Exchange Act of 1934 (17 C.F.R. ss. 240.314-1(a)(4)(ii)). The facts which we believe support this position are that (a) Zennie Morris, Blair Mills and Brad Rudover all primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, that is: all three will be involved on a day to day basis in the operations of our company; (b) none of Zennie Morris, Blair Mills or Brad Rudover was a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (c) none of Zennie Morris, Blair Mills or Brad Rudover has participated or will participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(1) or (a)(4)(iii) of Rule 314-1. Zennie Morris, Blair Mills and Brad Rudover expect to attempt to sell the shares by contacting family members, anticipating that a prospectus will be delivered to each person who expresses an interest in the offering. They also intend to speak to friends, associates and others who may have an interest in the company in an effort to place our shares. Subscriptions may be accepted from officers, directors or controlling stockholders of the company for an indefinite percentage of the total shares offered in this offering.

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding or litigation and none of our property is the subject of a pending legal proceeding. Furthermore, our officers and our directors know of no legal proceedings against us or our subsidiary (or their property or assets) currently pending or contemplated by any person, business entity or governmental authority.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All of our directors are elected annually by the shareholders and hold office until the next annual general meeting of shareholders or until their successors are duly elected and qualified, unless they sooner resign or cease to be directors in accordance with our Articles and Bylaws.

We held an annual meeting by written consent action on February 8, 2001, wherein our sole stockholder elected our current directors to serve for terms of one year or until their replacements are duly elected by our shareholders. We have not determined the date of our annual general stockholder meeting for 2002.

Our Board of Directors met on February 8, 2001 and appointed Ms. Zennie Morris our president and Mr. Blair Mills our Secretary and Treasurer. Our executive officers are appointed by and serve at the pleasure of our Board of Directors.

As of February 21, 2001, the following persons were our directors and/or officers:


Name and present office held            Age         Director                Officer
--------------------------------------- -----------------------------------------------------------
Zennie Morris, President, Director      32          September 1, 2000       September 15, 2000

Blair Mills, Secretary, Treasurer,      36          September 1, 2000       September 15, 2000
Director

Brad Rudover, Director                  24          October  5, 2000        -

The following constitutes brief biographical information on each of the officers, directors and significant employees listed in the above table:

Ms. Zennie Morris: Zennie Morris has been a director of our company since September 1, 2000 and has been our President since September 15, 2000. Ms. Morris is the founder and sole shareholder of our company. For the last ten years, Ms. Morris has worked as a Senior Client Administrator for Temple Trust Company Ltd., a trust company in the Turks & Caicos Islands. Ms. Morris also serves as a director and secretary of SI Worldwide Ltd. and Desarrollo Ltd, both private corporations. Ms. Morris devotes a minimum of ten working hours per week on her duties for our company and she intends to increase her time commitment to our company to approximately twenty to thirty hours per week as additional working capital is secured by our company.

Ms. Zennie Morris, in her capacity as a Senior Client Administrator, acts as an executive officer of Temple Trust Company Ltd., a trust company in the Turks & Caicos Islands. The Temple Trust Company is the trustee of the Lindlay Equity Fund. The Lindlay Equity Fund is a party to a promissory note with us. See "Certain Relationships and Related Transactions."

Blair Mills: Blair Mills has been a director of our company since September 1, 2000. Mr. Mills has served as our Secretary and Treasurer since September 15, 2000. Mr. Mills is a Certified Accountant in Canada and a Certified Public Accountant in the United States. Mr. Mills also has a background in finance and as an entrepreneur. Mr. Mills is formerly an affiliate of Orgin.tv, Inc., and is presently a director of Internetfuel.com, Inc., where he also serves as Chief Financial Officer. Internetfuel.com, Inc. is an incubator company based in California that is currently working to develop six internet-related businesses. Additionally, Mr. Mills is the chief financial officer of both Alchemy Communications Inc. and Streammagic, Inc. These companies are private companies dedicated to providing Internet and e-commerce business solutions. Mr. Mills has served as an independent consultant to small businesses and emerging growth companies for the past twelve years. Mr. Mills currently dedicates between 5-12 working hours per week on duties for our company and he intends to increase his time commitment to our company as additional working capital is secured by our company.

Brad Rudover: Brad Rudover has been a director of our company since October 5, 2000. Mr. Rudover is the sole director and officer of our subsidiary, EasyTrivia.com., Inc. Mr. Rudover co-created our website and business concept, and he is the co-founder of our subsidiary. He became a director of our company when we purchased our subsidiary on October 5, 2000. Mr. Rudover operates his own computer consulting business. Mr. Rudover graduated from Ferris State University in Michigan with a Bachelor of Science Degree in Small Business Management. Mr. Rudover currently dedicates between twenty-five to thirty working hours per week on duties for our company and he intends to work full-time for the company upon completion of this offering.

Members of our Board of Directors are elected by our shareholders. Our Board of Directors meets periodically through teleconferencing to review significant developments affecting our company and to act on matters requiring Board approval. Although the Board of Directors delegates many matters to others, it reserves certain powers and functions to itself. We intend to form an audit committee to review the scope, cost and results of the independent audit of our books and records, the results of the annual audit with management and the adequacy of our accounting, financial and operating controls; to recommend annually to the Board of Directors the selection of the independent auditors; to consider proposals made by the Registrant's independent auditors for consulting work; and to report to the Board of Directors, when so requested, on any accounting or financial matters.

We currently have no committees.

None of our directors or executive officers is a party to any arrangement or understanding with any other person pursuant to which said he was elected as a director or officer.

None of our directors or executive officers has any family relationship with any other officer or director.

None of our officers or directors has been involved in the past five years in any of the following:

     o    bankruptcy proceedings;

     o    subject to criminal proceedings or convicted of a criminal act;

     o subject to any order, judgment or decree entered by any court limiting in any way his or her involvement in any type of business, securities or banking activities; or

     o subject to any order for violation of federal or state securities laws or commodities laws.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, our outstanding common stock owned of record or beneficially by each Executive Officer and Director and by each person who owned of record, or was known by us to own beneficially, more than 5% of our common stock. The following table also sets forth the shareholdings of all Executive Officers and Directors as a group. Each person set forth below has sole voting and investment power with respect to the shares shown.

                        Name and Address of Beneficial      Amount and Nature of
Title of Class          Owner                               Beneficial Ownership       Percentage of Class
--------------          -----------------------------       --------------------       -------------------
Common Shares           Zennie Morris                            1,000,000                     100%
                        President and Director,
                        92 Welk Lane, Windward Road
                        Providenciales, Turks & Caicos
                        Islands, B.W.I.

Common Shares           Officers and Directors as a Group:       1,000,000                     100%


Ms. Zennie Morris is the founder and promoter of our company. Ms. Morris currently owns all of the issued and outstanding shares of our common stock, acts as our President and is one of three directors that serve on our Board of Directors.

We may in the future adopt a stock option plan. Should we adopt such a plan, we may grant stock options to our officers and directors.

                            DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary of material terms. This summary is subject to and qualified in its entirety by our articles of incorporation and bylaws, and by the applicable provisions of Nevada law.

The authorized capital stock of our company consists of 50,000,000 shares of common stock, with a par value of $0.01 per share. Our articles of incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of our common stock. The holders of shares of our common stock do not have cumulative voting rights in connection with the election of our Board of Directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

The holders of shares of common stock are entitled to dividends, out of funds legally available therefore, when and as declared by our Board of Directors. Our Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The holders of our shares of common stock have no preemptive or subscription rights. In the event of liquidation, dissolution or winding up of the affairs of our company, shareholders are entitled to receive, ratably, the net assets of our company available to shareholders as exist after payment of the debts held by all or our then-existing creditors.

We have no provision in our articles of incorporation or bylaws that would delay, defer or prevent a change in control of our company.

To the extent that additional shares of our common stock are issued in the future, the relative interests of then-existing shareholders will be diluted.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Our special Nevada legal counsel is Marshall, Hill Cassas & de Lipkau of Reno, Nevada.

Our auditors are Peterson Sullivan P.L.L.C., of Seattle, Washington.

Neither the law firm of Marshall, Hill Cassas & de Lipkau nor the accounting firm of Peterson Sullivan P.L.L.C were employed on a contingent basis in connection with the registration or offering of our common stock.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify our officers and directors to the full extent permitted by Nevada state law. Additionally, our bylaws provide that we will indemnify and hold harmless each person who was or is threatened to be made a party to, or is otherwise involved in, any threatened proceedings by reason of the fact that he or she is or was a director or officer of our company or is or was serving at the request of our company as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

                                   LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Securities Act of 1933 and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

The following "Business" section contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those set forth in the "Risk Factors" section and elsewhere in this prospectus.

General Overview.

We are a Nevada corporation, and our principal executive office is located in Providenciales, Turks & Caicos Islands, British West Indies. We have one wholly owned subsidiary, EasyTrivia.com., Inc., a Washington corporation which maintains a presence in Bellingham, Washington. We access a board room and telecommunications in Bellingham. Our subsidiary has no employees permanently located in the Bellingham office. Our subsidiary is focused on the development of our website and conducts its development activity in Vancouver, British Columbia, Canada with the help and assistance of Brad Rudover, one of our directors.

Our business strategy is to develop and launch an entertainment website that features a trivia game show format and to license our game show technologies to other Internet websites. We are in the process of developing our website located at www.easytrivia.com and the technology related to our Internet game show, the EasyTrivia Game Show. We believe that our online EasyTrivia Game Show, featuring opportunities to answer trivia questions in an interactive format for prizes, will appeal to Internet users seeking entertainment. If our site attracts a significant number of users, we believe that the website will be attractive to advertisers. There can be no assurance, however, that our website will be attractive to Internet advertisers or that we will be able to generate significant revenues by selling advertising and sponsorships on our website or licensing our game show format to other websites.

Our website at www.easytrivia.com is operational but it is undergoing additional development. We intend to add new features to and expand the content of our website in the coming months.

History of Second Stage Ventures, Inc.

We were incorporated under the laws of the State of Nevada on September 1, 2000, with authorized capital of 1,000,000 shares of common stock, with a par value of $0.01 per share. Our founder, president, promoter and director is Ms. Zennie Morris, who was issued 1,000,000 shares of common stock at $0.01 per share. We amended and restated our articles of incorporation on October 30, 2000, to increase our authorized share capital to 50,000,000 shares of common stock, par value $0.01 per share.

We have financed our operations to date through a debt financing of $150,000, for which we issued three unsecured promissory notes.

We issued a $100,000 promissory note to Lindlay Equity Fund that bears a 12% annual interest rate that contains a demand feature exercisable on or after September 15, 2001. As of April 12, 2001, the accrued and unpaid interest on the Lindlay Note totaled $6,871. We do not expect to use any of the anticipated proceeds from this offering for the payment of the Lindlay Note unless the maximum number of shares are sold in this offering, in which case we intend to repay the Lindlay Note in its entirety. See generally "Use of Proceeds."

The second and third promissory notes which we executed are for $25,000 each. These two $25,000 promissory notes are payable to Ms. Zennie Morris, our sole shareholder. Both notes to Ms. Morris do not bear interest. These two promissory notes are due on or before April 24, 2001 and June 12, 2001 respectively.

We are a development stage company, which means we are in the process of developing our business, the EasyTrivia Game Show and a website. We acquired all of the issued and outstanding shares of our subsidiary from its founders, Mr. Brad Rudover and Mr. Brent Snejdar, under the terms of a share purchase agreement dated October 5, 2000 for cash consideration of $200. In connection with the acquisition, we executed a financing agreement dated October 5, 2000 under which we agreed to finance the development of the EasyTrivia Game Show. We amended the financing agreement twice on January 19, 2001 and February 16, 2001. Under the financing agreement, we have agreed to:

     o Advance our subsidiary $60,000, evidenced by a promissory note bearing interest at the rate of 12% per annum.

     o Make further advances to our subsidiary on or before, April 30, 2001 in the aggregate amount of $65,000 for the purpose of financing the development of the EasyTrivia Game Show and business.

     o To make a further advance of $100,000 by January 15, 2002 if on December 31, 2001, our subsidiary has cumulative cash revenues of at least $390,000. Mr. Rudover holds an option to repurchase 49% of the common stock of our subsidiary for $1.00 per share on or before January 31, 2002, if our subsidiary has cumulative cash reserves of at least $390,000 on December 31, 2001.

     o If on December 31, 2001, our subsidiary's business has cumulative cash revenues of at least $390,000 and we do not make the $100,000 advance to our subsidiary by January 15, 2002, Mr. Rudover holds the option to repurchase our subsidiary for $200 on or before January 31, 2002. In that case, we must also forgive 50% of our subsidiary's intra-company debt to our business. Any exercise of this contingent option would have the effect of terminating our business involvement with our subsidiary and it is doubtful that we could continue as a going concern.

Mr. Snejdar assigned his interest in the financing agreement to Mr. Rudover on October 27, 2000 as part of Mr. Snejdar's separation from our subsidiary. We consented to the assignment.

We are conducting this offering to raise the financing required to meet our obligations under the financing agreement and to implement our business strategy. We believe that the net proceeds of the offering, assuming the sale of the maximum number of shares offered in this prospectus, will allow our subsidiary to finish the development of the EasyTrivia Game Show and related software.

Our Business.

Our business strategy is based on the premise that our website will attract visitors by offering an interactive trivia game that is easy to play, our EasyTrivia Game Show. We intend to offer cash and other prizes to attract players. We also intend to seek to enter into agreements with Internet advertising firms under which we will be paid revenues based on our display of advertising to our website audience. The EasyTrivia Game Show is designed to send traffic to our sponsors web sites through the use of qualification banner ads that users must "click" in order to play the EasyTrivia Game Show. The EasyTrivia Game Show is intended to replicate TV game show formats and is designed to solicit from users demographic and other information for the purposes of providing advertiser and sponsors information for purposes of evaluating and designing Internet advertising programs. We also intend to license our entertainment products, including the EasyTrivia Game Show, to other companies and other websites as we are able to develop them. We believe such products appeal to other operators of Internet websites as a means of generating additional traffic to them.

We anticipate that our website will feature a fun, interactive community featuring chat rooms, email, bulletin boards, entertainment and news. We intend to build user loyalty by allowing players to provide input for our EasyTrivia Game Show and potential new games. We intend to focus our resources on attracting new visitors to our website and retaining user loyalty by maintaining a quality website that is recognizable and easy to maneuver through.

Our EasyTrivia Game Show Concept.

Our EasyTrivia Game Show was designed based on the popularity of television game shows. We believe that by offering a web-based game featuring an interactive format, we will attract visitors and players, who cannot otherwise participate on television game shows. Our EasyTrivia Game Show provides users the opportunity to prove that they can be a winner on a game show instead of watching a television game show and saying to themselves, "I can answer that question, I should be on that show!"

Our strategy is to combine the popularity of the Internet, interactive technology, and the thrill of winning into a game that we anticipate will be fun, entertaining and popular.

Although we have developed software that allows our EasyTrivia Game Show to operate as of the date of this prospectus, we are without sufficient funds to pay cash prizes and no EasyTrivia Game Show user has yet been paid a cash prize. We intend to develop additional software to allow for us to obtain revenues through advertising.

Our business strategy is designed to combine the model used by television game shows (sponsorships and advertising) with advanced Internet marketing techniques (banner advertising, click-through promotions, user targeting techniques and interactive strategies) to provide advertisers with opportunities to direct advertising to our user audiences. The EasyTrivia Game Show format is expected to be an attractive alternative to traditional click-through advertising. The EasyTrivia software is presently designed and in the future will be developed in order to provide a viewing audience for advertiser-provided interstitials. For example, we intend that the software we develop will be able to identify user groups on our website by age, in which case, age-appropriate banner advertisements could be shown to such users. In this manner, we intend to allow advertisers associated with us to exploit demographically discrete audiences. There can be no assurance that we will develop a sufficiently large audience to command revenues from advertising or that we will successfully use interstitials to generate revenues or that our software will be developed in the manner described above. Additionally, there can be no assurance that the demographics of our users will appeal to advertisers or that if our users appeal to advertisers, that they will pay us fees to advertise on our site.

An interstitial is similar to a television commercial, but it is presented in a computer format in either Macromedia Flash or as an animation. We expect to receive advertising revenues from interstitials based on the rate at which our EasyTrivia Game Show users view interstitials. For a contestant to qualify to play our EasyTrivia Game Show, he or she must view a banner or visit an advertiser's website. Thus, the act of qualifying for the EasyTrivia Game Show is expected to direct traffic to our sponsors' websites which will give them the opportunity to know exactly when users have visited their site and to focus their advertising efforts accordingly. We anticipate that we will be paid a fee for providing advertisers with this type of viewing audience. There can be no assurance, however, that advertisers will find our audiences attractive or that they will agree to pay us fees. See "Risk Factors."

We anticipate that our game show will operate each hour of each day, however, we anticipate that the EasyTrivia Game Show will only be able to offer a cash prize for one nightly game per day until such time as our advertising revenues increase sufficiently enough to support additional cash prices. Interstitials will provide one source of advertising revenue, as will visual advertisement banners that our users engage.

The EasyTrivia Game Show concept is based on the premise that players will visit our website to play the EasyTrivia Game Show for a chance to win cash and other prizes. We believe that by combining the excitement of game show style entertainment with an interactive web community that features chat rooms, email, bulletin boards, entertainment and news, we can build a loyal group of players that will play the EasyTrivia Game Show on a regular basis.

Our Industry and the Recent Growth of the Internet.

The Internet has become an increasingly significant medium for communication, information and commerce. According to recent NUA Internet Surveys made publicly available over the Internet, as of November of 2000, there were approximately
407.1 million Internet users worldwide. NUA Internet Surveys indicates that, as of November of 2000, as many as 167.12 million of these Internet users were from the United States and Canada. We believe that this Internet usage by millions of people throughout North America presents significant opportunities for online retailers, entertainment websites, and software developers.

The Entertainment and Sweepstakes Market.

The term "e-commerce" was developed in popular culture as a result of the increase in electronic retailing transactions conducted over the Internet and the World Wide Web. As interest in the World Wide Web developed during the 1990's, and as the number of consumers with access to the Internet grew, companies established websites for marketing purposes to promote their corporate or brand identity or to provide information about their products, and began using those sites for marketing, merchandising and sales purposes. Businesses seek to use the Internet as a means to shorten the sales cycle by appealing to a broad audience and eliminating middlemen in the distribution channel. The information that is presented on a website is delivered in a focused manner to businesses and individuals who are looking for specific information. Additionally, the availability of sophisticated Internet and web technology, stronger security mechanisms, and the increasing acceptance of the new communications medium are fueling the use of e-commerce by businesses and consumers.

We believe that the way in which certain products and services will be directly or indirectly sold in the future will increasingly shift toward the Internet. Businesses throughout the world are developing their Web strategies to take advantage of this shift in the way consumers search for product and service related information, and purchase goods and services. We believe that an increasing percentage of business advertising budgets will be allocated to Internet promotion and marketing strategies. We believe advertisers are and will look for websites that have the volume of users that match the demographic profile of their target consumer.

We believe the growth in the Internet represents a substantial opportunity for companies to conduct business online. Internet retailers are able to communicate more effectively with customers by providing:

     o    Visual product presentations;

     o Up-to-date pricing and product information in a consistent and uniform format;

     o    Customer support, including opportunities for customer feedback;

     o    Product offerings tailored to customer preferences; and

     o    Electronic billing and payment systems.

We anticipate that our focus on entertainment and recreation will create attractive demographic consumer profiles for merchandisers and marketers of a variety of goods and services. As a result, we anticipate that we will be able to sell advertising and sponsorships, and enter into promotional joint ventures with a broad spectrum of businesses. We also anticipate that we may be able to license our EasyTrivia Game Show format to other websites for additional revenue.

We have as of yet developed no statistics as to how many visitors use or have used our website or played our EasyTrivia Game Show, however, our EasyTrivia Game Show is functional and in recent periods users have visited our website.

Business Strategy

Our business strategy is based on the premise that our website will attract visitors by offering an interactive trivia game that is easy to play, our EasyTrivia Game Show. We intend to offer cash and other prizes to attract players. We anticipate prizes will be paid from revenues we generate from advertising. We believe that we can generate revenues by selling advertisements and sponsorships to advertisers and business that would like to reach a large audience of EasyTrivia players. The EasyTrivia Game Show will be designed to direct users to our sponsors' sites through use of clicking on a banner ad. The EasyTrivia Game Show will be designed to replicate game show formats and is anticipated to attract a variety of users who will be asked to provide us with demographic and other information for the purposes of providing advertiser and sponsors with the appropriate target audience.

We intend to generate revenues from the following:

     o Banner Advertisements: We intend to generate revenue by offering banner ads on our website. Banner ads can create revenue streams in various ways.

     o Impressions: Banner impressions are simply a banner that appears on the screen when visiting our website. We believe we will be able to charge $10.00 to $20.00 per thousand unique users that visit these banner advertisements while at our website at www.easytrivia.com. We plan to offer several impression-based ads on every page and several during the course of the EasyTrivia Game itself.

     o Click throughs: Click though banner advertisements allows a user to click on a banner posted on our website and to visit the advertiser's website. Click though ads generally generate revenues based on the click through traffic originated by an ad. This concept is known as the Cost Per Click (CPC) method and advertising agencies usually pay anywhere from $0.05 CPC - $0.60 CPC.

At present, we have registered and agreed to the terms and conditions of use of two internet advertising agencies, Penny Web, Inc. and Click Agents Corp. We have no formal contracts with either entity. To date, these relationships have not generated a material amount of revenue. For the three-month fiscal period ended March 31, 2001, we received $79.84 in gross revenues from Penny Web. See "Management's Discussion and Analysis." In the future we intend to enter into a formal contract with Penny Web so that we will be able to generate revenue. This relationship may become a material source of revenue for us only if we are able to effectively increase the volume of visitors to our website.

Any party who registers and satisfies the terms of use set forth by Click Agents Corp. or Penny Web, Inc. may enter into a relationship with either company. Both Click Agents Corp. and Penny Web pay fees to registrants for impressions and click throughs. We have no exclusive arrangements with either company and our registration may be unilaterally terminated at any time.

In the future, we hope to be able to enter into advertising agreements with other internet advertising companies, including: Click House (http://www.clickhouse.com), Green Room Media (http://www.greenroommedia.com), Venture Direct (http://www.venturedirect.com) and Double Click (http://www.doubleclick.net), in order to obtain advertising revenue in exchange for offering click though banner advertisements on our website. There can be no assurance that we will be able to do so.

Our EasyTrivia Game Show and website are still under development. We have not fully developed our website although we have launched our website and our EasyTrivia game is functional. We have not yet paid any cash prizes to contestants. We intend to generate revenues from advertising that will allow us to award cash prizes to eligible contestants.

     Cost Per Action:

Another form of potential revenue is generated through a referral-fee like mechanism that has become increasingly popular on the Internet. The scenario is as follows: a user visits our website and clicks on a banner advertisement. The banner advertisement contains a link which then delivers the user to a new website. If the user then decides to make a purchase at the new website, we would receive a small referral fee based on the fact that we delivered a paying customer to another firm's website. Internet advertising is moving toward this referral model because advertisers have come to expect more for their advertising dollar than a simple click through which does not lead to an actual retail sale.

     Rich Media Advertisements

Rich Media Advertisements are much like television commercials, except they are presented in a rich media package (usually Macromedia Flash) that can be opened by any user who already has the necessary free software installed. Rich Media Advertisements are often sold under profit sharing agreements based on the
revenue      generated      from      the       advertisement.       Net-mercial
(http://www.net-mercial.com) currently supplies our inventory of rich media advertisements. We have not received any material amount of revenue from Net-mercial. We intend to approach other rich media advertisement suppliers to generate additional revenue from Rich Media Advertisements although we cannot assure you that such arrangements will be made.

     Licensing

We may generate revenues licensing our EasyTrivia Game Show format to other websites. We are still in the process of developing the technology related to our EasyTrivia Game Show and do not anticipate that we will enter into any licensing arrangements until we have developed, tested and commercialized our own EasyTrivia Game Show and website. We cannot assure you that we will ever earn royalties or develop revenue from technology licensing.

                  GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     Regulation of Sweepstakes

Our EasyTrivia Game Show may constitute a sweepstake. The sweepstakes industry is subject to extensive regulation on the local, state and national levels, regardless of whether the promotions take place over the Internet, through the mail or otherwise. Thus, many, if not all, of the same regulations that apply to traditional sweepstakes promotions apply to each of our online sweepstakes promotions. Regulations governing the conduct of sweepstakes promotions vary from state to state and from country to country. Although the state and national sweepstakes laws and regulations generally are similar in nature, they and their application vary. We intend to use various methods to achieve compliance with these laws. We intend to first complete a review of applicable law to structure our EasyTrivia game to comply with applicable law and to obtain licenses and applicable regulatory approval related to our game and website. We do not intend to undertake this review until we obtain sufficient financing to complete this review. We estimate that the cost of this initial review will be approximately $5,000. We intend to approach a law firm to undertake this review on a national basis for the United States. As of the date of this prospectus, we are aware of a variety of these laws through our own independent research, but we have not engaged legal counsel to audit the level of our compliance with all applicable laws.

We seek to protect ourselves by placing restrictions on who may play our EasyTrivia Game Show. We intend to prohibit minors from playing our EasyTrivia Game Show and to comply with local laws, regulations or administrative rulings applicable to our game. However, because it is sometimes difficult to verify entries over the Internet, it is possible that minors or residents of restricted jurisdictions may play our game.

Deceptive practices in direct mail sweepstakes promotions have recently been the subject of hearings in the United States Senate and certain states. While these hearings did not focus on online game shows, it is unclear whether any new laws or regulations will result from these hearings and whether or not these laws or regulations will affect online sweepstakes. Similar attention is expected from state legislatures and regulators.

     Regulation Concerning Privacy

Like the Communications Decency Act before it, Congress has passed the Children's Online Privacy Protection Act to protect minors from certain web-based content. Additionally, the Federal Trade Commission has issued a Notice of Proposed Rulemaking regarding the adoption of regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites, with particular emphasis on access by minors. These regulations may include requirements that companies establish certain procedures to, among other things:

     o give adequate notice to consumers regarding information collection and disclosure practices;

     o provide consumers with the ability to have personal identifying information deleted from a company's database;

     o provide consumers with access to their personal information and with the ability to rectify inaccurate information; and

     o obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age.

These regulations may also include enforcement and redress provisions. While we intend to have a formal privacy policy posted on our website which will be designed to enhance the protection of the privacy of our users, there can be no assurance that these programs or policies, even if adopted, will conform to any regulations adopted by the FTC.

Moreover, even in the absence of those regulations, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. We may become subject to a similar investigation, or the FTC's regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide effective promotions. Any of these developments would have a material adverse effect on our business, results of operations and financial condition.

It is also possible that "cookies" (information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge) may become subject to laws limiting or prohibiting their use. Presently, cookies are generally used to track demographic information and to target advertising towards users in specific demographic groups. A number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of our use of cookies could limit the effectiveness of our promotions, which could have a material adverse effect on our business, results of operations and financial condition.

The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, EU citizens are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standard in the United States. In particular, companies with offices located in EU countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, the directive may adversely affect the activities of entities such as our company that engage in data collection from users in EU member countries.

We are taking steps to prepare for the institution of any safeguards to privacy and procedures that could limit access, storage, use and transport of individual data elements. These steps include:

     o carefully identifying the source, timing and classification of each data element collected;

     o segregating data elements with matching identifiers in our data warehouse to allow for separate processes, regulations and treatments by type of data; and

     o making the maintenance of members' elections with respect to the receipt of information a priority in the handling and conveyance of information from and to members.

     Regulation of the Internet

We are currently subject to federal and state laws and regulations that are applicable to specific activities on the Internet. Although there are currently few laws or regulations directly governing access to or commerce on the Internet, due to the increasing popularity and use of the Internet, a number of laws and regulations may be adopted regarding user privacy, pricing, acceptable content, taxation and quality of products and services. In addition, the government has been requested to regulate and impose fees on Internet service providers and online service providers in a manner similar to long distance telephone carriers. This regulation may place our activities under increased regulation, increase our cost of doing business, decrease the growth in Internet use or otherwise have a material adverse effect on our business.

                                    EMPLOYEES

Although the company does not have any employees, Mr. Rudover has entered into a consulting agreement with us and he currently spends between twenty-five and thirty hours per week at work for our subsidiary. We have agreed to pay Mr. Mills and Ms. Morris $1,500 per month each for consulting services. Mr. Rudover is primarily working on the development of our website. We may, from time to time, employ independent consultants or contractors for research and development, marketing, sales, and support and administrative services.

We are currently managed by Ms. Zennie Morris, our President and a director, and Mr. Blair Mills, our Secretary, Treasurer. See "Directors and Executive Officers." Our management currently intends to use consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees until the EasyTrivia Game Show and website is fully developed and ready to be marketed. If this offering is successful and we have sufficient working capital, we intend to hire sales and technical support personnel once our website is ready to be marketed.

A portion of any employee compensation likely would include the right to acquire stock in our company, which would dilute the ownership interest of holders of existing shares of its common stock. We currently do not have an employee stock option plan; however, we may adopt an employee stock option plan in the future. It is possible that we will grant options to employees and officers, such as Mr. Blair Mills and Mr. Rudover, as compensation. The exercise by employees or others of vested stock options would have a dilutive effect on existing shareholders.

     Consulting Agreements

Under the Consulting Agreement dated October 5, 2000, between our subsidiary, our company and Mr. Rudover, we engaged Mr. Rudover to provide management and development services to our subsidiary as our subsidiary proceeds with the development of its website. Mr. Rudover will be paid $1,500 per month plus any out of pocket expenses actually and properly incurred in providing services to our subsidiary. The term of the consulting agreement is one year.

If we successfully complete this offering and if we make additional advances of capital to our subsidiary, we will enter into an employment agreement with Mr. Rudover and he will become a full-time employee of our subsidiary. Mr. Rudover will receive an increase in salary in an amount to be negotiated.

             AVAILABLE INFORMATION AND REPORTS TO SECURITIES HOLDERS

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to our company and our common shares that are being offered to the public, please see the registration statement and the exhibits and schedules thereto. Any document that we file may be read and copied at the Commission's Public Reference Room located at 450 Fifth Street N.W., Washington, D.C. 20549, and the public reference rooms in New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our EDGAR filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly, we will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above.

                             SELECTED FINANCIAL DATA

Our selected financial data presented below is qualified by reference to and should be read in conjunction with the "Management's Discussion and Analysis of Plan of Operation" section of this prospectus, our September 30, 2000 audited financial statements and notes included in this prospectus as well as our unaudited consolidated financial statements for the fiscal three month period ended December 31, 2000. The tables below do not present all of our financial information. The statement of operations data for the period from the date of inception, September 1, 2000, through to September 30, 2000 and the balance sheet data at September 30, 2000 are derived from and are qualified by reference to our audited financial statements that appear elsewhere in this prospectus. The consolidated statement of operations data for the fiscal three month period ended December 31, 2000 and the consolidated balance sheet data at December 31, 2000 are derived from and are qualified by reference to our unaudited consolidated financial statements for the fiscal three month period ended December 31, 2000, which include the financial activities of our wholly owned subsidiary, EasyTrivia.com., Inc., that appear elsewhere in this prospectus. These unaudited consolidated financial statements at December 31, 2000 were prepared by management. All financial statements were prepared in accordance with United States generally accepted accounting principles. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this prospectus.


                                                  PERIOD FROM
                                                SEPTEMBER 1, 2000          PERIOD FROM
                                                   (INCEPTION)            OCTOBER 1, 2000
                                                     THROUGH                  THROUGH
                                                SEPTEMBER 30, 2000        DECEMBER 31, 2000
                                                -------------------       -----------------
                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues ..................................      $          --             $          --
Gross profit ..............................                 --                        --
General & administrative expenses .........             16,588                    91,726
Net loss for period........................            (16,588)                  (91,726)
Weighted average shares outstanding .......          1,000,000                 1,000,000
Basic and diluted loss per common share ...              (0.02)            $       (0.09)

                                                   ACTUAL AS OF                   AS OF
                                                SEPTEMBER 30, 2000        DECEMBER 31, 2000
                                                ------------------        -----------------
                                                                              (UNAUDITED)
SELECTED BALANCE SHEET DATA:
Cash.......................................      $      44,912                     6,374
Note Receivable ...........................             60,000                        --
Total Current Assets ......................            104,912                     6,374
Accounts Payable and Accrued Liabilities ..             11,500                    26,694
Notes Payable .............................            100,000                   125,000
Total Current Liabilities.................             111,500                   151,694


           MANAGEMENT'S DISCUSSION AND ANALYSIS and PLAN OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this prospectus.

The unaudited consolidated financial statements for the three month fiscal period ended December 31, 2000, contain the accounts of Second Stage Ventures, Inc. and EasyTrivia.com., Inc. and all material inter-company balances and transactions, including unrealized inter-company profits, have been eliminated on the consolidation. The unaudited consolidated financial statements for the three month fiscal period ended December 31, 2000, have been prepared by management in accordance with United States generally accepted accounting principles.

     Overview

During the period from the date of our incorporation on September 1, 2000 through September 30, 2000 and during the three month fiscal period ended December 31, 2000, we engaged in no operations other than organizational activities, acquisition of our subsidiary and preparation for registration of our securities under the Securities Act of 1933, as amended.

On October 5, 2000, we acquired our subsidiary. We have included unaudited proforma condensed consolidated financial statements in this prospectus related to that acquisition.

On December 31, 2000, we completed our first three month fiscal period. We included unaudited consolidated financial statements for our first three month fiscal period ended December 31, 2000 in this prospectus.

     Results of Operations for the Fiscal Year Ended September 30, 2000 and for the Three Month Fiscal Period Ended December 31, 2000.

We received no revenues during the period from September 1, 2000, the date of our incorporation, through December 31, 2000, the last day of our first three month fiscal period for the 2000-2001 fiscal year.

We incurred no operating expenses during the period from September 1, 2000 through September 30, 2000; however, we incurred $16,500 in administrative expenses and $88 in bank charges and interest.

We incurred a net loss of $16,588 during the period from our inception on September 1, 2000 through September 30, 2000 or a basic and diluted loss per common share of $0.02.

For the current fiscal year ended September 30, 2000, our company incurred a loss primarily as a result of organizational expenses, expenses associated with registration under the Securities Act of 1933, as amended, as well as those expenses associated with setting up our company's capital structure and related development activity to begin implementing our business plan. We anticipate that until these procedures, developments and activities are fully completed, our company will not generate revenues. Our company may continue to operate at a loss thereafter, depending upon the performance of the business.

     Unaudited Consolidated Financial Statements for the Fiscal Three Month Period Ended December 31, 2000.

Unaudited consolidated financial statements have been prepared and are found in this prospectus to show the financial status of our company and of our subsidiary at December 31, 2000 and the results of operations for our fiscal three month period ended December 31, 2000.

We received no revenues during the period from October 1, 2000 to December 31, 2000.

During the three month fiscal period ended December 31, 2000, we incurred expenses of $82,888 for professional fees, $3,809 for office expenses, $228 for foreign exchange losses and $4,009 in bank charges and interest.

We had a net loss for the three month fiscal period ended December 31, 2000 in the amount of $91,726 or a basic and diluted loss per common share of $0.09.

For the three month fiscal period ended September 30, 2000, our company incurred a loss primarily as a result of organizational expenses, expenses associated with registration under the Securities Act of 1933, as amended, as well as those expenses associated with setting up our company's capital structure and related development activity to begin implementing our business plan.

     Subsequent Revenue.

For the three month fiscal period ended March 31, 2001, we received $79.84 in gross revenues from one Internet advertiser. See "Description of Business -- Business Strategy." We believe that when our financial statements are compiled for the three month fiscal period ended March 31, 2001, they will not show that our company received any material amount of revenue.

     Liquidity and Capital Resources

On a consolidated basis, as of December 31, 2000, our company had current assets of $6,374, consisting of cash, and current liabilities of $151,694, consisting of $26,694 in accounts payable and notes payable of $125,000. As of December 31, 2000, we had a working capital deficiency of $145,320.

We are in the beginning of the development stage of our business. On September 15, 2000, we issued 1,000,000 shares of our common stock at $0.01 per share to its founder and promoter, Zennie Morris, for gross proceeds to our company of $10,000.

Since our inception, we have financed our operations through debt financings totaling $150,000, for which we issued three unsecured promissory notes.

We issued a $100,000 promissory note to Lindlay Equity Fund that bears a 12% annual interest rate that contains a demand feature exercisable on or after September 15, 2001. As of April 12, 2001, the accrued and unpaid interest on the Lindlay Note totaled $6,871. We do not expect to use any of the anticipated proceeds from this offering for the payment of the Lindlay Note unless the maximum number of shares are sold in this offering, in which case we intend to repay the Lindlay Note in its entirety. See generally "Use of Proceeds."

On September 25, 2000, we loaned $60,000 to our subsidiary. In exchange, our subsidiary issued a promissory note to us in the principal amount of $60,000, due November 22, 2000. This intracompany promissory note bears interest at the rate of 12% per annum.

We are a development stage company, and our principal asset is our subsidiary, EasyTrivia.com., Inc., a Washington corporation, which itself is in the process of developing the EasyTrivia Game Show and a website. We acquired all of the issued and outstanding shares of our subsidiary from its founders, Mr. Brad Rudover and Mr. Brent Snejdar. In connection with our acquisition with our subsidiary, we agreed to provide financing for the development of the EasyTrivia Game Show during 2001. In the event we fail to satisfy this commitment and our subsidiary has cumulative cash revenues of at least $390,000, Mr. Rudover holds an option to repurchase our subsidiary for $200. If Mr. Rudover repurchases our subsidiary, we will be without an operational business unit and it is likely that our company will be unable to remain a going concern.

We are conducting this offering to raise the financing required to meet our obligations under the financing agreement and to implement our business strategy. We believe that the net proceeds from the sale of the maximum number of our shares offered under this prospectus will allow our subsidiary to finish the development of the EasyTrivia Game Show and related software.

We are conducting this offering to raise $500,000, however, there can be no assurance that there will be any proceeds from this offering and it is possible that this offering will raise no or only nominal proceeds. We intend to use the majority of the net proceeds of the financing, if any, to meet our obligations under the financing agreement and to implement our business strategy. We presently intend that a majority of the net proceeds will be used to further develop our website and our technology. We may use net proceeds to repay debt obligations. See generally, "Use of Proceeds."

Effective October 30, 2000, we amended our Articles of Incorporation to increase our authorized capital to consist of 50,000,000 shares of common stock, with a par value of $0.01 per share.

No commitments to provide additional funds have been made by management or shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to us, or that any additional funds will even be available to us at all.

     Website Development Costs

EasyTrivia.com, Inc, the Company's wholly-owned subsidiary has incurred software and website development costs of $31,950 for the fiscal period ended September 30, 2000. The majority of the costs have been paid to Niche Enterprises pursuant the contract with Niche Enterprises entered into July 24, 2000. These costs were related to the development of the website and the software of the EasyTrivia Game Show.

No additional software development costs were incurred during our fiscal three-month period commencing October 1, 2000 and ending December 31, 2000. Although there were no costs incurred during this period, there is still an additional sum of $15,975 which will be paid to Niche Enterprises upon their successful completion of software testing and the final production of the website and software to complete the contract.

                             DESCRIPTION OF PROPERTY

We currently maintain limited office space, occupied by our director and sole shareholder Ms. Zennie Morris, for which we pay no rent. Our principal business address is 92 Welk Lane, Windward Road, Providenciales, Turks & Caicos Islands, British West Indies and our phone number is (649) 941-3667.

Our subsidiary currently rents executive services at Suite 400 - 107 at 114 West Magnolia Street, Bellingham, Washington 98225. See "Description of Business." The phone number for our subsidiary's business suite in Bellingham is (360) 392-2807.

We intend to establish an office for our subsidiary once we complete this offering and sufficient financing is available.

We do not anticipate investing in real estate or interests in real estate, real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We issued a $100,000 promissory note to Lindlay Equity Fund that bears a 12% annual interest rate that contains a demand feature exercisable on or after September 15, 2001. The accrued and unpaid interest on the Lindlay Note totaled $6,871. We do not expect to use any of the anticipated proceeds from this offering for the payment of the Lindlay Note unless this offering is completely successful in which case we intend to repay the Lindlay Note in its entirety. See "Use of Proceeds." Under the terms of a letter of acknowledgement from Lindlay dated March 7, 2001, Lindlay has agreed not to demand payment on the note before September 15, 2001.

Ms. Zennie Morris, in her capacity as a Senior Client Administrator, acts as an executive officer of Temple Trust Company Ltd., a trust company in the Turks & Caicos Islands. In her fiduciary capacity to the Lindlay Equity Fund, it is possible that Ms. Morris or her affiliates would make a demand under the note on or after September 15, 2001 and we would be forced to pay such demand. It is possible that payment on the note in the event of such a demand would reduce the available net proceeds from this offering.

Except as set forth below, no director, executive officer or nominee for election as a director of our company, and no owner of five percent or more of our outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $10,000.

Ms. Zennie Morris, President and founder of our company, acquired 1,000,000 shares of our common stock at a price of $0.01 per share on September 15, 2000.

On October 5, 2000, our subsidiary entered into a consulting agreement with Mr. Rudover for consulting services, with a term of one year and a monthly consulting fee of $1,500 per month plus any out of pocket expenses incurred in connection with such consulting services. We entered into a similar consulting agreement with Mr. Snejdar which has terminated.

Effective September 15, 2000, we agreed to pay Mr. Blair Mills and Ms. Zennie Morris a monthly consulting and management fee of $1,500.

On October 24, 2000, Ms. Zennie Morris loaned us $25,000, and we issued her a promissory, without interest, due on or before April 24, 2001. The proceeds of the note were used to facilitate the payment of organizational expenses.

Mr. Rudover and Mr. Snejdar obtained an option on our subsidiary's common stock pursuant to our financing agreement with our subsidiary. On October 27, 2000, Mr. Snejdar assigned all of his right, title and interest in his options on our subsidiary's common stock to Mr. Rudover pursuant to an assignment and release agreement. See generally "Description of Business."

On January 12, 2001, Ms. Zennie Morris loaned us $25,000, and we issued a promissory note without interest due on or before June 12, 2001. The proceeds of the note have been used for working capital.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our securities. We have no common equity subject to outstanding purchase options or warrants. We have no outstanding securities convertible into our common equity. There is no common equity that could be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, and we have no securities outstanding which we have agreed to register under the Securities Act of 1933, as amended, for sale by our shareholders. Except for this offering, there is no common equity that is being, or has been publicly proposed to be publicly offered by our company.

As of October 5, 2000, there were 1,000,000 shares of common stock outstanding, held by 1 shareholder of record, Ms. Zennie Morris, our President, a director and the founder of Second Stage Ventures, Inc.

To date we have not paid any dividends on our common stock and we do not expect to declare or pay any dividends on our common stock in the foreseeable future. Payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors as deemed relevant by our Board of Directors.

We do not have a stock option plan although we may adopt one in the future.

                             EXECUTIVE COMPENSATION

Effective September 15, 2000, Blair Mills and Zennie Morris each received a monthly consulting and management fee of $1,500. They have been regularly paid such consulting fees since October of 2000.

Our subsidiary, pays Brad Rudover a monthly consulting fee of $1,500 for services rendered in connection with the EasyTrivia.com website. We intend to enter into an employment agreement with Mr. Rudover upon completion of this offering under terms to be determined.

Neither we nor our subsidiary have any stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but our board of directors may recommend adoption of one or more such programs in the future.

To date, we have not granted any stock options to any of our employees, officers or directors, paid any bonuses or paid any long-term compensation. Other than as discussed above, we have no other agreements to compensate our employees, officers or directors.

We have no compensation committee, and no compensation policies have been adopted by us since our inception.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

KPMG Ltd. was previously the principal independent accountant for our company. On November 16, 2000, that firm resigned. Peterson Sullivan P.L.L.C. of Seattle, Washington was engaged as our principal independent accountant effective
December 21, 2000. The decision to change accountants was recommended and approved by our board of directors.

In connection with KPMG's engagement to act as our principal accountant to audit the financial statements of the Company for the period ended September 30, 2000, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would likely have caused them to make reference to the subject matter of the disagreement, in any subsequent opinion on the financial statements.

The Peterson Sullivan firm has not resigned or declined to stand for reelection since December 21, 2000. There have been no disagreements between the Company and its independent accountant on any manner of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                              FINANCIAL STATEMENTS

     Audited Financial Statements of Second Stage Ventures, Inc. (a Development Stage Company) for the period from September 1, 2000, date of inception, to September 30, 2000

       Independent Auditors Report                                       F-1

       Balance Sheet                                                     F-2

       Statement of Operations                                           F-3

       Statement of Shareholders' Deficit                                F-4

       Statement of Cash Flows                                           F-5

       Notes to Financial Statements                                     F-6

     Audited Financial Statements of EasyTrivia.com., Inc. (a Development Stage Company) for the period from July 11, 2000, date of inception, to September 30, 2000

       Independent Auditors Report                                       F-12

       Balance Sheet                                                     F-13

       Statement of Operations                                           F-14

       Statement of Shareholders' Deficit                                F-15

       Statement of Cash Flows                                           F-16

       Notes to Financial Statements                                     F-17

     Unaudited Pro Forma Condensed Consolidated Financial Statements for the period from July 11, 2000, date of inception, to September 30, 2000

       Basis of Preparation                                              F-23

       Unaudited pro forma condensed consolidated statement
         of operations                                                   F-24

       Notes to unaudited pro forma condensed
         consolidated financial statements                               F-25


     Unaudited Financial Statements for the three month fiscal period ended December 31, 2000

       Second Stage Ventures, Inc. Consolidated
         Balance Sheet December 31, 2000 (Unaudited)                     F-27

       Second Stage Ventures, Inc. Consolidated
         Statement of Operations December 31, 2000 (Unaudited)           F-28

       Second Stage Ventures, Inc. Consolidated
         Statement of Cash Flows December 31, 2000 (Unaudited)           F-29

        Notes to Consolidated Financial Statements                       F-30

                                                                         Page
                                                                         ----

INDEPENDENT AUDITORS' REPORT ...............................................F-1

FINANCIAL STATEMENTS

    Balance sheet ..........................................................F-2
    Statement of operations ................................................F-3
    Statement of shareholders' deficit .....................................F-4
    Statement of cash flows ................................................F-5
    Notes to financial statements ..........................................F-6

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
  and Shareholders
Second Stage Ventures, Inc.



We have audited the accompanying balance sheet of Second Stage Ventures, Inc. (a development stage company) as of September 30, 2000, and the related statements of operations, shareholders' deficit, and cash flows for the period from September 1, 2000 (inception) to September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Second Stage Ventures, Inc. (a development stage company) as of September 30, 2000, and the results of its operations and its cash flows for the period from September 1, 2000 (inception) to September 30, 2000, in conformity with accounting principles generally accepted in the United States.





Peterson Sullivan P.L.L.C.
Seattle, Washington
January 4, 2001

                           SECOND STAGE VENTURES, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                               September 30, 2000



             ASSETS

Current Assets
    Cash                                                            $    44,912
    Note receivable                                                      60,000
                                                                    ------------
                                                                    $   104,912
                                                                    ============

             LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
    Accounts payable and accrued expenses                           $    11,500
    Note payable, related party                                         100,000
                                                                    ------------
             Total current liabilities                                  111,500

Shareholders' Deficit
    Common stock, $.01 par value; 1,000,000 common shares
       authorized, issued and outstanding                                10,000
    Deficit accumulated during the development stage                    (16,588)
                                                                    ------------
                                                                         (6,588)
                                                                    ------------
                                                                    $   104,912
                                                                    ============






    The accompanying notes are an integral part of these financial statements

                           SECOND STAGE VENTURES, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS
 For the Period From September 1, 2000 (Date of Inception) to September 30, 2000



Revenue                                                             $         -

General and administrative expenses
    Professional fees                                                   (16,500)
    Bank charges and interest                                               (88)
                                                                    ------------

             Net loss for period                                    $   (16,588)
                                                                    ============

Basic and diluted loss per common share                             $     (0.02)
                                                                    ============






    The accompanying notes are an integral part of these financial statements

                           SECOND STAGE VENTURES, INC.
                          (A Development Stage Company)

                       STATEMENT OF SHAREHOLDERS' DEFICIT
 For the Period From September 1, 2000 (Date of Inception) to September 30, 2000




                                                                                Deficit Accumulated
                                                    Common Stock                     During the
                                         -----------------------------------        Development
                                              Shares             Amount                Stage                 Total
                                          --------------      --------------    --------------------    ---------------
Balance, September 1, 2000                            -         $         -          $          -          $       -

Issuance of common stock, September
   2000                                       1,000,000              10,000                                   10,000

Net loss for period                                                                      (16,588)            (16,588)
                                          --------------      --------------    --------------------    ---------------

Balance, September 30, 2000                   1,000,000         $    10,000          $   (16,588)          $  (6,588)
                                         ===============      ==============    ====================    ===============







    The accompanying notes are an integral part of these financial statements

                           SECOND STAGE VENTURES, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
 For the Period From September 1, 2000 (Date of Inception) to September 30, 2000



Cash Flows From Operating Activities
    Net loss for period                                                                $    (16,588)
    Adjustments to reconcile net loss to net cash used in operating activities
       Increase in accounts payable and accrued expenses                                     11,500
                                                                                       -------------
             Net cash used in operating activities                                           (5,088)

Cash Flows Used in Investing Activity
    Advance under note receivable                                                           (60,000)

Cash Flows From Financing Activities
    Borrowings under note payable                                                           100,000
    Issuance of common stock                                                                 10,000
                                                                                       -------------

             Net cash flows provided by financing activities                                110,000
                                                                                       -------------

Increase in Cash and Cash at end of period                                             $     44,912
                                                                                       =============





    The accompanying notes are an integral part of these financial statements

                          NOTES TO FINANCIAL STATEMENTS



Note 1.  The Company and Summary of Significant Accounting Policies

The Company
-----------

Second Stage Ventures, Inc. ("the Company"), a development stage company, was incorporated under the laws of the State of Nevada on September 1, 2000. The Company was formed for the purpose of acquiring EasyTrivia.com. EasyTrivia.com is involved in the development of internet-based entertainment websites that feature a trivia game show format. EasyTrivia.com plans to generate revenues by selling advertising and sponsorships on its website and by licensing its game show format to other websites.

As indicated in the accompanying financial statements, the Company's accumulated deficit during the development stage totaled $16,588 for the period from September 1, 2000, date of inception, to September 30, 2000. The Company has financed this deficit through a note payable (Note 4).

The Company's  successful  attainment  of profitable  operations is dependent on
future  events,   including  obtaining   additional  financing  to  fulfill  its
development activities.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include highly liquid investments with original maturities of three months or less and are generally interest bearing. These assets are recorded at cost which approximates market.

Taxes on Income
---------------

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

Software and Web Site Development Costs
---------------------------------------

The costs of computer software developed or obtained for internal use, during the preliminary project phase, as defined under Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," are expensed as incurred. The costs of web site development, during the planning stage, as defined under Emerging Issues Task Force No. 00-2 "Accounting for Web Site Development Costs," are expensed as incurred.

Computer software and web site development costs incurred during the application and infrastructure development stage, including external direct costs of materials and services consumed in developing the software, creating graphics and web site content, payroll, and interest costs, are capitalized and amortized over the estimated useful life, beginning when the software is ready for use and after all substantial testing is completed and the web site is operational.

The Company did not incur any software development costs for the period from September 1, 2000, date of inception, to September 30, 2000.

Costs to be incurred when the web site and related software are in the operating stage will be expensed as incurred.

Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of
---------------------------------------------------------------------------

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Long-lived assets, including intangible assets, are reviewed on an ongoing basis for impairment based on comparison of carrying value against forecasted undiscounted future cash flows. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If an impairment is identified, the carrying amount of the impaired asset is adjusted to fair value. No such adjustments were required during the period.

Earnings per Share
------------------

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive securities. There were no dilutive securities outstanding during the period September 1, 2000 to September 30, 2000.

Estimates
---------

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

New Accounting Standards
------------------------

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") will be effective for periods beginning after June 15, 2000. FAS 133 requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value provided certain conditions are met. The Company does not currently have derivative instruments or engage in hedging activities so there would be no affect on its consolidated financial statements.

The United States Securities and Exchange Commission recently issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which the Company adopted in 2000. Currently, the impact of this bulletin on the Company's financial statements is unknown.


Note 2.  Note Receivable

The note is receivable from EasyTrivia.com, Inc. ("EasyTrivia"). Subsequent to September 30, 2000, the Company purchased all of the issued and outstanding common shares of EasyTrivia (Note 7).

The note is due to be repaid by May 22, 2001. If the note is repaid on or before the due date, no interest will be charged on the note. If EasyTrivia fails to repay the note in full by the due date, the note will be due and repayable on demand including interest at 12% from that date. The note is secured by all corporate property of EasyTrivia, including but not limited to, real property, inventory, receivables, and office equipment.

EasyTrivia is a development stage company that does not yet have any significant operating income. EasyTrivia's ability to repay the note is dependent on it attaining future profitable operations.


Note 3.  Accounts Payable and Accrued Expenses

Included in accounts payable and accrued expenses is $1,500 due to a director and an officer of the Company for consulting services. The corresponding expense was included in professional fees in the statement of operations.

Note 4.  Note Payable, Related Party

The note is due to be repaid on September 15, 2001, to the Lindlay Equity Fund, a related party. The Lindlay Equity Fund is a related party because a shareholder of the Company is an executive officer of the trust company that acts as the trustee of the Lindlay Equity Fund. The note is unsecured and bears interest at 12% per annum.


Note 5.  Income Taxes

The Company is liable for taxes in the United States. As of September 30, 2000, the Company did not have any income for tax purposes and, therefore, no tax liability or expense has been recorded in these financial statements.

The Company has tax losses of approximately $17,000 available to reduce future taxable income. The tax losses expire in 2020.

The  deferred  tax  asset   associated   with  the  tax  loss   carryforward  is
approximately $2,500. The Company has provided a full valuation allowance against the deferred tax asset.


Note 6.  Financial Instruments

The carrying value of cash, the note receivable, and the note payable approximate their fair value due to the short maturity of these financial instruments.

The Company does not have any significant exposure to credit risk, except as disclosed in Note 2 to these financial statements, or interest rate risk.


Note 7.  Subsequent Events

The following events occurred subsequent to September 30, 2000:

Acquisition
-----------

On October 5, 2000, the Company signed a Share Purchase Agreement with EasyTrivia and its shareholders to acquire all of EasyTrivia's 200 issued and outstanding common shares for cash of $200.

Financing Agreement
-------------------

Pursuant to the Share Purchase Agreement, the Company agreed to provide EasyTrivia with certain financing in order to allow EasyTrivia to develop its internet-based trivia game show business. As a result, on October 5, 2000, the Company entered into a Financing Agreement with EasyTrivia and its former shareholder. The terms of the Financing Agreement are as follows:

o EasyTrivia is currently indebted to Second Stage in the amount of $60,000 (Note 2).

o The Company will on, or before, March 30, 2001, subject to the terms of the Financing Agreement, make further advances to EasyTrivia, not to exceed, in the aggregate $65,000 for the purpose of financing the business and operations of EasyTrivia.

o If on May 31, 2001, EasyTrivia has cumulative cash revenues of at least $390,000, Second Stage will, by June 15, 2001, make a further advance of $100,000 to EasyTrivia for the purpose of financing the business and operations of EasyTrivia. In addition, the former shareholder of EasyTrivia will have the option, exercisable by delivering a written notice to Second Stage before June 15, 2001, to purchase 98 of the issued and outstanding common shares of EasyTrivia from the Company for $1 per share.

o If on May 31, 2001, EasyTrivia has cumulative cash revenues of at least $390,000 and the Company does not make the $100,000 advance to EasyTrivia by June 15, 2001, the former shareholder will have the option to purchase from the Company, all 200 of the issued and outstanding common shares of EasyTrivia for a purchase price of $1 per share. In addition, the Company will forgive fifty percent (50%) of the then outstanding indebtedness of EasyTrivia to the Company.

As the Company does not currently have significant operating income, its ability to make the said advances is dependent upon continuing support from its shareholders, from debt or equity financing or attaining future profitable operations.

Consulting Agreement
--------------------

On October 5, 2000, EasyTrivia entered into a Consulting Agreement with the former shareholder ("the Consultant") of EasyTrivia. Under the Consulting Agreement, EasyTrivia engaged the Consultant to provide services to EasyTrivia. In return, the Consultant will be paid $1,500 per month plus any out-of-pocket expenses actually and properly incurred in providing services to EasyTrivia.

                                 C O N T E N T S




                                                                         Page
                                                                         ----

INDEPENDENT AUDITORS' REPORT ...............................................F-12

FINANCIAL STATEMENTS

    Balance sheet ..........................................................F-13
    Statement of operations ................................................F-14
    Statement of shareholders' deficit .....................................F-15
    Statement of cash flows ................................................F-16
    Notes to financial statements ..........................................F-17

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
  and Shareholders
EasyTrivia.com, Inc.



We have audited the accompanying balance sheet of EasyTrivia.com, Inc. (a development stage company) as of September 30, 2000, and the related statements of operations, shareholders' deficit, and cash flows for the period from July 11, 2000 (inception) to September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EasyTrivia.com, Inc. (a development stage company) as of September 30, 2000, and the results of its operations and its cash flows for the period from July 11, 2000 (inception) to September 30, 2000, in conformity with accounting principles generally accepted in the United States.





Peterson Sullivan P.L.L.C.
Seattle, Washington
January 4, 2001

                              EASYTRIVIA.COM, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                               September 30, 2000



             ASSETS

Current Assets
    Cash                                                           $    14,420

Software and Web Site Development Costs                                 31,950
                                                                  --------------
                                                                   $    46,370
                                                                  ==============
             LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
    Accounts payable                                               $     2,018
    Notes payable                                                       60,000
                                                                  --------------
             Total current liabilities                                  62,018

Shareholders' Deficit
    Common stock, $.01 par value; 2,000 common shares
       authorized, 200 issued and outstanding                                2
    Deficit accumulated during the development stage                   (15,650)
                                                                  --------------

                                                                       (15,648)
                                                                  --------------
                                                                   $    46,370
                                                                  ==============





    The accompanying notes are an integral part of these financial statements

                              EASYTRIVIA.COM, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS
   For the Period From July 11, 2000 (Date of Inception) to September 30, 2000




Revenue                                                           $        -

General and administrative expenses
    Office expenses                                                    (3,775)
    Professional fees                                                 (11,247)
    Foreign exchange loss                                                (535)
    Bank charges and interest                                             (93)
                                                                  --------------

             Net loss for period                                  $   (15,650)
                                                                  ==============

Basic and diluted loss per common share                           $    (78.25)
                                                                  ==============






    The accompanying notes are an integral part of these financial statements

                              EASYTRIVIA.COM, INC.
                          (A Development Stage Company)

                       STATEMENT OF SHAREHOLDERS' DEFICIT
   For the Period From July 11, 2000 (Date of Inception) to September 30, 2000




                                                                                Deficit Accumulated
                                                    Common Stock                     During the
                                                ---------------------------         Development
                                                  Shares           Amount              Stage                  Total
                                                ----------      -----------      -------------------       ------------
Balance, July 11, 2000                                 -         $      -          $           -             $       -

Issuance of common stock, September 2000
                                                     200                2                                            2

Net loss for period                                                                      (15,650)              (15,650)
                                                ----------      -----------      -------------------       ------------

Balance, September 30, 2000                          200         $      2          $     (15,650)            $ (15,648)
                                                ==========      ===========      ===================       =============








    The accompanying notes are an integral part of these financial statements

                              EASYTRIVIA.COM, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
   For the Period From July 11, 2000 (Date of Inception) to September 30, 2000




Cash Flows From Operating Activities
    Net loss for period                                                                  $   (15,650)
    Adjustments to reconcile net loss to net cash used in operating activities
       Increase in accounts payable                                                            2,018
                                                                                         --------------

             Net cash used in operating activities                                           (13,632)

Cash Flows Used in Investing Activity
    Software and web site development costs                                                  (31,950)

Cash Flows From Financing Activities
    Note payable                                                                              60,000
    Proceeds from issuance of common stock                                                         2
                                                                                         --------------

             Net cash flows provided by financing activities                                  60,002
                                                                                         --------------

Increase in Cash and Cash at end of period                                               $    14,420
                                                                                         ==============







    The accompanying notes are an integral part of these financial statements

                          NOTES TO FINANCIAL STATEMENTS



Note 1.  The Company and Summary of Significant Accounting Policies

The Company
-----------

EasyTrivia.com, Inc. ("the Company" or "EasyTrivia"), a development stage corporation, was incorporated under the laws of the State of Washington on July 11, 2000. The Company is involved in the development of internet-based entertainment websites that feature a trivia game show format. The Company plans to generate revenues by selling advertising and sponsorships on its website and by licensing its game show format to other websites.

As indicated in the accompanying financial statements, the Company's accumulated deficit during the development stage totaled $15,650 for the period from July 11, 2000, date of inception, to September 30, 2000. The Company has financed this deficit through a note payable (Note 2).

The Company's  successful  attainment  of profitable  operations is dependent on
future  events,   including  obtaining   additional  financing  to  fulfill  its
development activities.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include highly liquid investments with original maturities of three months or less and are generally interest bearing. These assets are recorded at cost which approximates market.

Taxes on Income
---------------

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

Foreign Currency Transactions
-----------------------------

The Company's functional currency is the United States dollar. Transactions in foreign currencies are converted to United States dollars at the exchange rate ruling at the date of the transaction. Foreign currency assets and liabilities are translated to United States dollars at the exchange rate at the balance sheet date. Resulting exchange differences are recognized in the statement of operations.

Software and Web Site Development Costs
---------------------------------------

The costs of computer software developed or obtained for internal use, during the preliminary project phase, as defined under Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," are expensed as incurred. The costs of web site development, during the planning stage, as defined under Emerging Issues Task Force No. 00-2 "Accounting for Web Site Development Costs," are expensed as incurred.

Computer software and web site development costs incurred during the application and infrastructure development stage, including external direct costs of materials and services consumed in developing the software, creating graphics and web site content, payroll, and interest costs, are capitalized and amortized over the estimated useful life, beginning when the software is ready for use and after all substantial testing is completed and the web site is operational.

The Company capitalized $9,600 of software development cost, and $22,350 of web site development costs during the period. No amortization of costs was recognized during the period as the software and related web site were not placed in service.

Costs to be incurred when the web site and related software are in the operating stage will be expensed as incurred.

Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of
---------------------------------------------------------------------------

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Long-lived assets, including intangible assets, are reviewed on an ongoing basis for impairment based on comparison of carrying value against forecasted undiscounted future cash flows. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If an impairment is identified, the carrying amount of the impaired asset is adjusted to fair value. No such adjustments were required during the period.

Earnings per Share
------------------

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive securities. There were no dilutive securities outstanding during the period July 11, 2000 to September 30, 2000.

Estimates
---------

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

New Accounting Standards
------------------------

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") will be effective for periods beginning after June 15, 2000. FAS 133 requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value provided certain conditions are met. The Company does not currently have derivative instruments or engage in hedging activities so there would be no affect on its consolidated financial statements.

The United States Securities and Exchange Commission recently issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which the Company adopted in 2000. Currently, the impact of this bulletin on the Company's financial statements is unknown.


Note 2.  Note Payable

The note is payable to Second Stage Ventures, Inc. ("Second Stage"). Subsequent to September 30, 2000, Second Stage purchased all of the issued and outstanding common shares of EasyTrivia (Note 5).

The note is due to be repaid by May 22, 2001. If the note is repaid on or before the due date, no interest will be charged on the note. If EasyTrivia fails to repay the note in full by the due date, the note will be due and repayable on demand including interest at 12% from that date. The note is secured by all corporate property of EasyTrivia, including but not limited to, real property, inventory, receivables, and office equipment.

Note 3.  Income Taxes

The Company is liable for taxes in the United States. As of September 30, 2000, the Company did not have any income for tax purposes and, therefore, no tax liability or expense has been recorded in these financial statements.

The Company has tax losses of approximately $15,600 available to reduce future taxable income. The tax losses expire in 2020.

The  deferred  tax  asset   associated   with  the  tax  loss   carryforward  is
approximately $2,300. The Company has provided a full valuation allowance against the deferred tax asset.


Note 4.  Financial Instruments

The carrying value of cash and the note payable approximate their fair value due to the short maturity of these financial instruments.

The Company does not have any significant exposure to credit risk or interest rate risk.


Note 5.  Subsequent Events

The following events occurred subsequent to September 30, 2000:

Acquisition
-----------

On October 5, 2000, the Company signed a Share Purchase Agreement with Second Stage Ventures, Inc., where Second Stage acquired 100% of EasyTrivia's 200 issued and outstanding common shares for cash of $200.

Financing Agreement
-------------------

Pursuant to the Share Purchase Agreement, Second Stage agreed to provide EasyTrivia with certain financing in order to allow EasyTrivia to develop its internet-based trivia game show business. As a result, on October 5, 2000, Second Stage entered into a Financing Agreement with EasyTrivia and its former shareholder. The terms of the Financing Agreement are as follows:

o EasyTrivia is currently indebted to Second Stage in the amount of $60,000 (Note 2).

o Second Stage will, on or before March 30, 2001, subject to the terms of the Financing Agreement, make further advances to EasyTrivia, not to exceed, in the aggregate $65,000 for the purpose of financing the business and operations of EasyTrivia.

o If on May 31, 2001, EasyTrivia has cumulative cash revenues of at least $390,000, Second Stage will, by June 15, 2001, make a further advance of $100,000 to EasyTrivia for the purpose of financing the business and operations of EasyTrivia. In addition, the former shareholder of EasyTrivia will have the option, exercisable by delivering a written notice to Second Stage before June 15, 2001, to purchase 98 of the issued and outstanding common shares of EasyTrivia from Second Stage for $1 per share.

o If on May 31, 2001, EasyTrivia has cumulative cash revenues of at least $390,000 and Second Stage does not make the $100,000 advance to EasyTrivia by June 15, 2001, the former shareholder will have the option to purchase from Second Stage, all 200 of the issued and outstanding common shares of EasyTrivia for a purchase price of $1 per share. In addition, Second Stage will forgive fifty percent (50%) of the then outstanding indebtedness of EasyTrivia to Second Stage.


Consulting Agreement
--------------------

On October 5, 2000, EasyTrivia entered into a Consulting Agreement with the former shareholder ("the Consultant") of EasyTrivia. Under the Consulting Agreement, EasyTrivia engaged the Consultant to provide services to EasyTrivia. In return, the Consultant will be paid $1,500 per month plus any out-of-pocket expenses actually and properly incurred in providing services to EasyTrivia.

                                 C O N T E N T S



                                                                           Page
                                                                           ----

BASIS OF PREPARATION .......................................................F-23

FINANCIAL STATEMENT

    Unaudited pro forma condensed consolidated statement
      of operations ........................................................F-24

    Notes to unaudited pro forma condensed consolidated
      statement of operations ..............................................F-25

                          UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS



                              BASIS OF PREPARATION


On October 5, 2000, Second Stage Ventures Inc. ("the Company") acquired 100% of the common shares of EasyTrivia.com, Inc. ("EasyTrivia") from EasyTrivia's shareholders for cash consideration of $200. The acquisition was accounted for under the purchase method of accounting.

The following Unaudited Pro Forma Condensed Consolidated Statement of Operations is based on the historical financial statements of Second Stage Ventures Inc. and the historical financial statements of EasyTrivia.com, Inc. adjusted to give effect to the acquisition of EasyTrivia.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the period from July 11, 2000, date of inception, to September 30, 2000, gives effect to the acquisition of EasyTrivia as if it had occurred as of July 11, 2000 (date of inception of Easy Trivia) and as if the Company existed at that date. The pro forma adjustments described in the accompanying notes are based upon available information and certain assumptions that management believes are reasonable.

                           SECOND STAGE VENTURES, INC.
                          (A Development Stage Company)

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
      For the Period From July 11, 2000 (Date of Inception of EasyTrivia)
                             to September 30, 2000




                                         Historical         Historical
                                        Second Stage        EasyTrivia.-          Pro Forma            Pro Forma
                                       Ventures, Inc.         com, Inc.          Adjustments          Consolidated
                                       --------------      --------------       -------------        --------------

Revenue                                 $         -         $         -          $        -            $       -

General and administrative
     expenses
     Professional fees                      (16,500)            (11,247)                                 (27,747)
     Office expenses                                             (3,775)                                  (3,775)
     Amortization                                                                      (713)(A)             (713)
     Foreign exchange loss                                         (535)                                    (535)
     Bank charges and interest                  (88)                (93)                                    (181)
                                       --------------      --------------       -------------        --------------

              Net loss for period       $   (16,588)        $   (15,650)         $     (713)           $ (32,951)
                                       ==============      ==============       =============        ==============



              Net loss per share        $     (0.02)        $    (78.25)         $        -            $   (0.03)
                                       ==============      ==============       =============        ==============

Weighted average number of
     shares outstanding                   1,000,000                 200                                1,000,000
                                       ==============      ==============       =============        ==============




        See Notes to Unaudited Pro Forma Condensed Financial Statements

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS



A. Adjustment to reflect the amortization of the purchased goodwill on a straight-line basis over five years based on the excess of acquisition cost over the estimated fair value of net assets acquired (goodwill). The purchase price, purchase-price allocation, and financing of the transaction are summarized as follows:

      Purchase price paid as cash                                       $      200

      Allocated to:
          Fair value of EasyTrivia's net liabilities                       (15,648)
                                                                        ------------
      Excess of purchase price over allocation to identifiable
          assets and liabilities                                        $   15,848
                                                                        ============


B. No adjustments were made to reflect the income tax effect of increased amortization of goodwill since Second Stage Ventures Inc. has net operating loss carryforwards and, therefore, does not expect to have taxable income in the foreseeable future.

C.   No business  transactions took place between Second Stage Ventures Inc. and
     EasyTrivia.com,   Inc.  other  than  those   eliminated  in  the  condensed
     consolidated financial statements above.

                                 C O N T E N T S



                                                                           Page
                                                                           ----



Second Stage Ventures, Inc. Consolidated
 Balance Sheet December 31, 2000 (Unaudited) ..............................F-27

Second Stage Ventures, Inc. Consolidated
 Statement of Operations December 31, 2000 (Unaudited) ....................F-28

Second Stage Ventures, Inc. Consolidated
 Statement of Cash Flows December 31, 2000 (Unaudited) ....................F-29

Second Stage Ventures, Inc. Notes to Consolidated
 Financial Statements December 31, 2000 (Unaudited) .......................F-30

                   SECOND STAGE VENTURES, INC. AND SUBSIDIARY
                         (A Development Stage Company)


                           CONSOLIDATED BALANCE SHEET
                               December 31, 2000
                                  (Unaudited)


              ASSETS

Current Asset
     Cash                                                        $      6,374

Software and Web Site Development Costs                                31,950

Goodwill, net                                                          15,056
                                                                 -------------
                                                                 $     53,380
                                                                 =============

     LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current Liabilities
     Accounts payable and accrued expenses                       $     26,694
     Note payable, related party                                      100,000
     Note payable, shareholder                                         25,000
                                                                 -------------
              Total current liabilities                               151,694
                                                                 -------------
Shareholders' Equity (Deficit)
     Common stock                                                      10,000
     Accumulated deficit during the development stage                (108,314)
                                                                 -------------

                                                                      (98,314)
                                                                 -------------
                                                                 $     53,380
                                                                 =============

           SECOND STAGE VENTURES, INC. AND SUBSIDIARY
                  (A Development Stage Company)

              CONSOLIDATED STATEMENTS OF OPERATIONS
        For the Three Months Ended December 31, 2000 and for the Period from September 1, 2000 (date of inception) to December 31, 2000
                                  (Unaudited)



                                                                                                   Cumulative
                                                                                                   During the
                                                                        Three-Month             Development Stage
                                                                        Period Ended          September 1, 2000 to
                                                                     December 31, 2000          December 31, 2000
                                                                     -----------------         --------------------
Revenue                                                                $           -             $          -

General and administrative expenses
     Professional fees                                                       (82,888)                 (99,388)
     Bank charges and interest                                                (4,009)                  (4,097)
     Office expenses                                                          (3,809)                  (3,809)
     Amortization                                                               (792)                    (792)
     Foreign exchange loss                                                      (228)                    (228)
                                                                     -----------------         --------------------
              Net loss for period                                      $     (91,726)            $   (108,314)
                                                                     =================         =====================

              Basic and diluted loss per common share                  $       (0.09)            $      (0.11)
                                                                     =================         =====================

Weighted average number of shares outstanding                              1,000,000                1,000,000
                                                                     =================         =====================


           SECOND STAGE VENTURES, INC. AND SUBSIDIARY
                  (A Development Stage Company)


              CONSOLIDATED STATEMENTS OF CASH FLOWS
        For the Three Months Ended December 31, 2000 and for the Period from September 1, 2000 (date of inception) to December 31, 2000

                                  (Unaudited)




                                                                                                    Cumulative
                                                                                                    During the
                                                                        Three-Month              Development Stage
                                                                        Period Ended           September 1, 2000 to
                                                                     December 31, 2000           December 31, 2000
                                                                     -----------------         ---------------------
Cash Flows From Operating Activities
     Net loss                                                         $   (91,726)                   $   (108,314)
     Adjustments to reconcile net loss to
        net cash used in operating activities
           Amortization                                                       792                            792
        Change in operating assets and liabilities,
           net of effects from purchase of subsidiary
           Accounts payable and accrued expenses                           13,176                         24,676
                                                                     -----------------         ---------------------
              Net cash used in operating activities                       (77,758)                       (82,846)
                                                                     -----------------         ---------------------
Cash Flows From Investing Activities
     Purchase of subsidiary                                                  (200)                          (200)
     Cash acquired in purchase of subsidiary                               14,420                         14,420
     Advance to subsidiary                                                      -                        (60,000)
                                                                     -----------------         ---------------------
              Net cash provided by (used in)
                   investing activities                                    14,220                        (45,780)

Cash Flows from Financing Activities
     Borrowing under note payable, related party                                                         100,000
     Borrowing under note payable, shareholder                             25,000                         25,000
     Issuance of common stock                                                                             10,000
                                                                     -----------------         ---------------------
              Net cash provided by financing activities                    25,000                        135,000
                                                                     -----------------         ---------------------
              Net increase (decrease) in cash                             (38,538)                         6,374

Cash, beginning of period                                                  44,912                              -
                                                                     -----------------         ---------------------
Cash, end of period                                                   $     6,374                    $     6,374
                                                                     =================         =====================

Supplementary cash flow information:
     Cash paid for interest                                       $           509   $                     509
                                                                     =================         =====================
     Cash paid for income tax                                     $             -   $                       -
                                                                     =================         =====================

                   SECOND STAGE VENTURES, INC. AND SUBSIDIARY
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THREE MONTHS ENDED DECEMBER 31, 2000
                                   (Unaudited)



Note 1.  Organization and Description of Business

Second Stage Ventures, Inc. ("the Company"), a development stage company, was incorporated under the laws of the State of Nevada on September 1, 2000. The Company is involved in the development of internet-based entertainment websites that feature a trivia game show format. The Company plans to generate revenues by selling advertising and sponsorships on its website and by licensing its game show format to other websites.


Note 2.  Summary of Significant Accounting Policies

The interim period consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules and regulations. The interim period consolidated financial statements should be read together with the audited financial statements and accompanying notes included in the Company's audited financial statements for the fiscal year ended September 30, 2000. In the opinion of the Company, the unaudited consolidated financial statements contained herein contain all adjustments necessary to present a fair statement of the results of the interim period presented.

Principles of Consolidation
---------------------------

The interim period consolidated financial statements contained herein include the accounts of Second Stage Ventures, Inc. (the "Company") and its subsidiary. Significant intercompany accounts and transactions have been eliminated.

Software and Web Site Development Costs
---------------------------------------

The costs of computer software developed or obtained for internal use, during the preliminary project phase, as defined under Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," are expensed as incurred. The costs of web site development, during the planning stage, as defined under Emerging Issues Task Force No. 00-2 "Accounting for Web Site Development Costs," are expensed as incurred.

Computer software and web site development costs incurred during the application and infrastructure development stage, including external direct costs of materials and services consumed in developing the software, creating graphics and web site content, payroll, and interest costs, are capitalized and amortized over the estimated useful life, beginning when the software is ready for use and after all substantial testing is completed and the web site is operational.

No amortization of costs was recognized during the period as the software and related web site were not placed in service.

Costs to be incurred when the web site and related software are in the operating stage will be expensed as incurred.

Revenue
-------

Revenue from web site advertising and sponsorships will be recognized when earned as acknowledged by the internet advertising companies. The Company may license the software it is developing. Revenue recognition policies for software licensing will be established when the software is ready for licensing and when the terms of such licenses are established.


Note 3.  Acquisition of a Company

On October 5, 2000, the Company acquired all of the 200 issued and outstanding common shares of EasyTrivia.com, Inc. (a Development Stage Company)
("EasyTrivia") for cash of $200 in a business combination accounted for as a purchase. EasyTrivia is a privately-held development stage company involved in the development of the internet web site described above. The results of EasyTrivia's operations have been included in these financial statements since the date of acquisition. In connection with this acquisition, the Company recorded $15,848 of goodwill. Goodwill is amortized over five years.

The following unaudited proforma consolidated results of operations for the period ended September 30, 2000, is presented as if the acquisition of EasyTrivia had been made at July 11, 2000 (date of inception of EasyTrivia):

        Net sales                                   $
                                                                  -
        Net loss                                    $       (32,951)
        Basic and diluted earnings per share        $         (0.03)

Since the results of EasyTrivia's operations were consolidated with the Company for the period presented, no additional proforma consolidated information is presented in this Note. The proforma consolidated results of operations include adjustments to give effect to amortization of goodwill.


Note 4.  Note Payable, Related Party

The note is due to be repaid on September 15, 2001, to the Lindlay Equity Fund, a related party. The Lindlay Equity Fund is a related party because a shareholder of the Company is an executive officer of the trust company that acts as the trustee of the Lindlay Equity Fund. The note is unsecured and bears interest at 12% per annum.


Note 5.  Note Payable, Shareholder

The note is due to be repaid to a shareholder on April 24, 2001. The note is unsecured and non-interest bearing.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation, as amended, provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that such person is or was a director or officer of our company or a fiduciary of an employee benefit plan, or is or was serving at the request of Second Stage Ventures, Inc. as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The effect of these provisions is potentially to indemnify each and every one of our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with our company. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Our Bylaws, filed as Exhibit 3.3, provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of our company, absent a finding of negligence or misconduct in office. Our Bylaws also permit our company to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not our company has the power to indemnify such person against liability for any of those acts.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The securities are being registered for our account only, and all of the following expenses will be borne by our company. The amounts set forth are estimates except for the SEC registration fee:


    SEC registration fee                                    $     125
    Printing and engraving expenses                             1,000
    Attorneys' fees and expenses                               40,000
    Accountants' fees and expenses                             35,000
    Transfer agent's and registrar's fees and expenses            500
                                                            -----------
             Total                                          $  76,625

We will bear all expenses shown above.

                     RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of any of our securities without registration since our formation on September 1, 2000. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

On September 15, 2000, we issued 1,000,000 shares of our common stock to Zennie Morris at $0.01 per share for gross proceeds to the company of $10,000. The issuance of the shares was exempt from registration under section 4(2) of the Securities Act of 1933, as amended, due to Mr. Morris's status as the founder and initial officer and director of Second Stage Venture and the limited number of investors (one). Ms. Morris is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

                                    EXHIBITS
                                    --------


   Exhibit
   Number           Description
   ------           -----------

    3.1             Articles of Incorporation

    3.2             Articles of Incorporation, as amended

    3.3             First Amended and Restated Bylaws

    4.1             Form of Subscription Agreement

    5.1             Opinion Letter of Marshall Hill Cassas & de Lipkau

   10.1 Promissory Note payable to Ms. Zennie Morris issued by Second Stage Ventures, Inc. issued October 24, 2000

   10.2 Promissory Note payable to Lindlay Equity Fund issued by Second Stage Ventures, Inc. on September 15, 2000

   10.3             Promissory  Note  payable  to Second  Stage  Ventures,  Inc.
                    issued by EasyTrivia.com., Inc. on September 25, 2000

   10.4 Share Purchase Agreement dated October 5, 2000 by and among Second Stage Ventures, Inc., EasyTrivia.com., Inc., Brad Rudover and Brent Snejdar

   10.5 Financing Agreement dated October 5, 2000 by and among Second Stage Ventures, Inc., EasyTrivia.com., Inc., Brad Rudover and Brent Snejdar

   10.6 Consulting Agreement dated October 5, 2000 by and between EasyTrivia.com., Inc., and Brent Snejdar

   10.7 Consulting Agreement dated October 5, 2000 by and between EasyTrivia.com., Inc., and Brad Rudover

   10.8 Assignment and Release Agreement dated October 27, 2000 by and between Brad Rudover and Brent Snejdar

   10.9             Website development contract between  EasyTrivia.com.,  Inc.
                    and Niche Enterprises dated July 24, 2000

   10.10 Promissory Note payable to Ms. Zennie Morris issued by Second Stage Ventures, Inc. on January 12, 2001.

   10.11            Modification Agreement dated January 19, 2001 by and between
                    Brad  Rudover,  EasyTrivia.com.,   Inc.,  and  Second  Stage
                    Ventures Inc.

   10.12 Modification Agreement dated February 16, 2001 by and between Brad Rudover, EasyTrivia.com., Inc., and Second Stage Ventures Inc.

   10.13            Penny Web Inc. Terms and Conditions.

   10.14            Click Agents Corp. Banner Placement Rules.

   10.15            Lindlay Equity Fund Letter of March 7, 2001.

   16.1             Letter on Change of Certifying Accountant

   21.1             Subsidiaries of the Registrant.

   23.1             Consent of Peterson Sullivan P.L.L.C.

   24.1             Power of Attorney (included on signature page).

UNDERTAKINGS

The Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

     (iii)Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Provide to the underwriters at the closing specified in the underwriting agreement, if any, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(5) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide Offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Island of Providenciales, Turks & Caicos Islands, British West Indies on April 18, 2001.


                                        SECOND STAGE VENTURES, INC.


                                        /s/ Zennie Morris
                                        ---------------------------------------
                                        Ms. Zennie Morris, President




In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                               POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zennie Morris and Blair Mills, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or each of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on April 18, 2001.

                                            /s/ Zennie Morris
                                            ------------------------------------
                                            Zennie Morris, President



In accordance with the Securities Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature                                  Title                      Date
---------                                  -----                      ----


/s/ Zennie Morris
---------------------------     President and Director            April 18, 2001
Zennie Morris                   (Principal Executive Officer)



/s/ Blair Mills
---------------------------     Treasurer, Secretary and          April 18, 2001
Blair Mills                     Director (Principal Financial
                                Officer and Accounting Officer)


/s/ Brad Rudover
---------------------------     Director                          April 18, 2001
Brad Rudover

                           EXHIBIT INDEX


   Exhibit
   Number           Description
   ------           -----------

    3.1             Articles of Incorporation

    3.2             Articles of Incorporation, as amended

    3.3             First Amended and Restated Bylaws

    4.1             Form of Subscription Agreement

    5.1             Opinion Letter of Marshall Hill Cassas & de Lipkau

   10.1 Promissory Note payable to Ms. Zennie Morris issued by Second Stage Ventures, Inc. issued October 24, 2000

   10.2 Promissory Note payable to Lindlay Equity Fund issued by Second Stage Ventures, Inc. on September 15, 2000

   10.3             Promissory  Note  payable  to Second  Stage  Ventures,  Inc.
                    issued by EasyTrivia.com., Inc. on September 25, 2000

   10.4 Share Purchase Agreement dated October 5, 2000 by and among Second Stage Ventures, Inc., EasyTrivia.com., Inc., Brad Rudover and Brent Snejdar

   10.5 Financing Agreement dated October 5, 2000 by and among Second Stage Ventures, Inc., EasyTrivia.com., Inc., Brad Rudover and Brent Snejdar

   10.6 Consulting Agreement dated October 5, 2000 by and between EasyTrivia.com., Inc., and Brent Snejdar

   10.7 Consulting Agreement dated October 5, 2000 by and between EasyTrivia.com., Inc., and Brad Rudover

   10.8 Assignment and Release Agreement dated October 27, 2000 by and between Brad Rudover and Brent Snejdar

   10.9             Website development contract between  EasyTrivia.com.,  Inc.
                    and Niche Enterprises dated July 24, 2000

   10.10 Promissory Note payable to Ms. Zennie Morris issued by Second Stage Ventures, Inc. on January 12, 2001.

   10.11            Modification Agreement dated January 19, 2001 by and between
                    Brad  Rudover,  EasyTrivia.com.,   Inc.,  and  Second  Stage
                    Ventures Inc.

   10.12 Modification Agreement dated February 16, 2001 by and between Brad Rudover, EasyTrivia.com., Inc., and Second Stage Ventures Inc.

   10.13            Penny Web Inc. Terms and Conditions.

   10.14            Click Agents Corp. Banner Placement Rules.

   10.15            Lindlay Equity Fund Letter of March 7, 2001.

   16.1             Letter on Change of Certifying Accountant

   21.1             Subsidiaries of the Registrant.

   23.1             Consent of Peterson Sullivan P.L.L.C.

   24.1             Power of Attorney (included on signature page).